Form 10-K, Exhibit 13
period 1995-12-31
ALLIED BANKSHARES INC
filed 1996-03-13
CIK 810995

--------------------------------------------------------------------------------

CONTENTS

The Company                                                                   1
A History of 100 Shares                                                       2
Letter to Stockholders                                                        3
Selected Consolidated Financial and Other Data                                4
Management's Discussion and Analysis of Financial Condition and Results
  of Operations                                                               5
Consolidated Financial Statements
  Consolidated Balance Sheets                                                24
  Consolidated Statements of Income                                          25
  Consolidated Statements of Stockholders' Equity                            26
  Consolidated Statements of Cash Flows                                      27
  Notes to Consolidated Financial Statements                                 29
Report of Independent Public Accountants                                     41
1995 Form 10-K                                                               42
Boards of Directors and Senior Management                                    44
Corporate Information                                                        45

--------------------------------------------------------------------------------

THE COMPANY

Allied Bankshares, Inc. [the "Company"] is a Georgia corporation and multibank holding company organized in 1984 by Boone A. Knox, its Chairman of the Board of Directors and Chief Executive Officer. The Company provides financial services through three commercial banks which offer a variety of banking and other financial services to individuals and businesses. The Company considers the market for all its subsidiaries to be east central Georgia encompassing an area from Atlanta to Augusta.
  Each of the subsidiary banks, Allied Bank of Georgia, Bank of Millen and Bank of Morgan County, is an FDIC-insured, state-chartered financial institution having an operating history of at least 80 years in its respective community. The Company operates its subsidiary banks on a relatively decentralized basis to allow them to respond to the differing needs and demands of their markets.
  The Company engages in mortgage banking through Knox Mortgage Company, a subsidiary of Allied Bank of Georgia. Knox Mortgage Company was organized in 1968 and was acquired by Allied Bank of Georgia in 1982.

--------------------------------------------------------------------------------

A HISTORY OF 100 SHARES

The Company had no operations prior to its reorganization with Bank of Thomson in January 1985, which was accounted for as a pooling of interests.
  The following table shows the increase in value of 100 shares of Bank of Thomson stock purchased in February 1973 at $75 per share which was exchanged for common stock of the Company in January 1985 and held through December 31, 1995, adjusted for a 10% stock dividend declared in January 1996.(1)

                                                           NUMBER OF   CUMULATIVE
DATE                       DESCRIPTION                      SHARES       SHARES
---------------------------------------------------------------------------------
 2-73   Purchase 100 Shares                                     100          100
        Bank of Thomson at $75 per share
STOCK DIVIDENDS PAID
 2-78   50% Stock Dividend                                       50          150
 1-85   Exchange Bank of Thomson Stock for Allied
          Bankshares, Inc. Stock at 18.66 to 1 Exchange
          Rate                                                2,799        2,799
 2-85   50% Stock Dividend                                    1,399        4,198
12-86   100% Stock Dividend                                   4,198        8,396
 6-87   5% Stock Dividend                                       419        8,815
12-87   25% Stock Dividend                                    2,203       11,018
 8-88   25% Stock Dividend                                    2,754       13,772
 5-92   10% Stock Dividend                                    1,377       15,149
11-92   10% Stock Dividend                                    1,514       16,663
 6-93   10% Stock Dividend                                    1,666       18,329
12-93   25% Stock Dividend                                    4,582       22,911
12-94   25% Stock Dividend                                    5,727       28,638
 1-96   10% Stock Dividend (1)                                2,864       31,502
---------------------------------------------------------------------------------
12-95   Total Shares                                         31,502       31,502
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

(1) IN JANUARY 1996, THE COMPANY DECLARED A
    10% STOCK DIVIDEND PAYABLE ON MARCH 1, 1996 TO STOCKHOLDERS OF RECORD AS OF FEBRUARY 9, 1996.

CASH DIVIDENDS PAID
------------------------------------------
        DATE           AMOUNT
------------------------------------------
      1974            $     175
      1975                  200
      1976                  200
      1977                  250
      1978                  300
      1979                  360
      1980                  375
      1981                  488
      1982                  600
      1983                  675
      1984                  675
      1985                1,124
      1986                1,125
      1987               --
      1988                1,791
      1989                3,443
      1990                4,200
      1991                4,407
      1992                6,073
      1993                7,623
      1994                9,164
      1995               10,081
------------------------------------------
        Total Cash
          Dividends   $  53,329
------------------------------------------
------------------------------------------

SUMMARY
Market Value of 31,502 Shares of Allied Bankshares, Inc. Common Stock
  at $9.43 Per Share at December 31, 1995                              $ 297,064
Cash Dividends Received 1973-1995                                         53,329
--------------------------------------------------------------------------------
                                                                         350,393
Less Cost of 100 Original Shares of Bank of Thomson Stock Purchased
  in February 1973 at $75 Per Share                                       (7,500)
--------------------------------------------------------------------------------
Net Increase in Value 1973-1995                                        $ 342,893
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

DEAR STOCKHOLDERS:

We achieved record earnings and made considerable progress during 1995, our first full fiscal year after having made three acquisitions in September 1994. Net income for 1995 was $9.2 million or $.73 per share as compared to $7.5 million or $.63 per share for 1994. Two factors, both a result from our 1994 acquisitions, were important in achieving these record results. First, we were able to increase our net interest income due to an expanded customer account base. Second, we were able to reduce non-interest expense through aggressive cost controls and consolidation and elimination of duplicate support activities. As a result, taxable-equivalent net interest income increased $2.5 million or 10.7% while non-interest expense declined $.2 million. The returns on average assets and average equity were 1.73% and 14.68%, respectively, for 1995 as compared to 1.64% and 14.55%, respectively, for 1994.
  Stockholders' equity increased $11.2 million or 19.8% at December 31, 1995 as compared to December 31, 1994. This was a result of 1995 record earnings of $9.2 million less dividends of $4.0 million paid to stockholders plus an increase of $6.1 million in unrealized gains on securities. The increase in unrealized gains on securities was due to a decline in interest rates experienced during 1995, which favorably impacted the value of our investment securities.
  In January 1996, the Board of Directors declared a 10% stock dividend payable on March 1, 1996. This continues the present policy of paying periodic stock dividends.
  For 1996, we plan to continue to expand in our existing markets. Allied Bank of Georgia announced in January plans to open two new branches, one on Broad Street in downtown Augusta and the other in a new Wal-Mart Superstore presently under construction in Thomson. After the opening of these two new branches, Allied will have 26 branch locations providing financial services to our banking customers in eight counties in Georgia.
  We hope that you enjoy your association with Allied and will follow our progress as presented in this annual report. We promise to continue to do our best to be deserving of your trust and confidence in the years to come.

Sincerely,

Boone A. Knox                             James H. Rigsby, Jr.
Chairman                                  President

January 31, 1996

--------------------------------------------------------------------------------

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The information presented below should be read in conjunction with the consolidated financial statements, the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                            DECEMBER 31,
                                           ------------------------------------------------------------------------------
($ IN THOUSANDS, EXCEPT PER SHARE DATA)         1995            1994            1993            1992            1991
-------------------------------------------------------------------------------------------------------------------------
Balance Sheet Data
  Total assets                              $    538,399    $    535,840    $    448,946    $    410,196    $    397,977
  Securities                                      96,736          98,303          96,069          59,046          39,250
  Mortgage-backed securities                      76,363          63,865          57,606          86,220          96,748
  Loans, net of unearned income                  307,968         312,202         234,910         227,103         211,772
  Allowance for loan losses                        4,312           4,635           3,848           3,920           2,851
  Goodwill and intangible assets                  14,473          13,426           4,933           5,410           6,169
  Deposits                                       421,585         414,813         363,091         342,376         332,559
  Short-term borrowings                           39,232          49,485          14,786          16,266          16,462
  Long-term debt                                   1,050           1,164           6,226           1,289           3,202
  Stockholders' equity                            67,635          56,452          52,056          42,035          37,506
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

                                                                      YEAR ENDED DECEMBER 31,
                                           ------------------------------------------------------------------------------
                                                1995            1994            1993            1992            1991
-------------------------------------------------------------------------------------------------------------------------
Income Statement Data
  Interest income                           $     43,637    $     35,724    $     33,363    $     34,782    $     34,056
  Interest expense                                19,455          13,846          13,134          16,046          19,325
-------------------------------------------------------------------------------------------------------------------------
  Net interest income                             24,182          21,878          20,229          18,736          14,731
  Provision for loan losses                          700             489             520           1,465           3,104
-------------------------------------------------------------------------------------------------------------------------
  Net interest income after provision for
    loan losses                                   23,482          21,389          19,709          17,271          11,627
  Non-interest income                              5,594           5,050           5,071           5,338           5,304
  Non-interest expense                            15,724          15,879          13,689          13,541          11,287
-------------------------------------------------------------------------------------------------------------------------
  Income before provision for income
    taxes                                         13,352          10,560          11,091           9,068           5,644
  Provision for income taxes                       4,190           3,020           3,222           2,465           1,307
-------------------------------------------------------------------------------------------------------------------------
  Net income                                $      9,162    $      7,540    $      7,869    $      6,603    $      4,337
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
                                                1995            1994            1993            1992            1991
-------------------------------------------------------------------------------------------------------------------------
Per Share Data(1)
  Book value per share at year-end          $       5.36    $       4.47    $       4.47    $       3.63    $       2.82
  Net income per common share                       0.73            0.63            0.68            0.57            0.37
  Cash dividends per share                          0.32            0.29            0.24            0.19            0.14
Weighted average shares outstanding
  (IN THOUSANDS)                                  12,614          11,901          11,611          11,579          11,613
Ratios
  Net income as a percentage of:
    Average total assets                            1.73%           1.64%           1.84%           1.64%           1.31%
    Average stockholders' equity                   14.68           14.55           17.30           16.37           14.13
  Cash dividend payout                             43.80           44.02           33.66           31.32           35.00
  Average earning assets to average total
    assets                                         90.50           91.81           91.50           91.10           93.58
  Average loans to average deposits                76.64           71.70           67.74           66.32           94.81
  Average stockholders' equity to average
    total assets                                   11.76           11.26           10.63           10.05            9.25
  Net interest margin (taxable-equivalent
    basis)                                          5.34            5.48            5.46            5.39            5.56
  Net loan charge-offs to average loans             0.33            0.21            0.27            0.18            1.43
  Allowance for loan losses to net loans
    (year-end)                                      1.40            1.48            1.64            1.73            1.35
  Nonperforming loans to net loans
    (year-end)                                      1.29            1.45            0.40            0.78            1.78
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

(1) ALL SHARE AND PER SHARE DATA HAVE BEEN RESTATED TO REFLECT THE EFFECT OF ALL STOCK DIVIDENDS INCLUDING A 10% STOCK DIVIDEND DECLARED ON JANUARY 16, 1996 TO BE PAID ON MARCH 1, 1996.

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

  All financial data reflects the acquisition of First Savings Bank, F.S.B. in 1994 which was accounted for as a pooling-of-interests. All share and per share data have been adjusted to reflect all stock dividends paid and declared through January 31, 1996. On September 30, 1994, the Company acquired Citizens Bank & Trust and Jefferson Bancshares, Inc., (the "1994 Acquisitions") which were accounted for as purchases. The following discussion and analysis reflects these purchased entities from the date of their acquisition.

RESULTS OF OPERATIONS

 YEAR ENDED DECEMBER 31, 1995 ("1995") COMPARED WITH YEAR ENDED DECEMBER 31, 1994 ("1994")

  Net Income per share for 1995 increased 15.9% or $.10 per share to $.73 per share from $.63 per share for 1994. Net income was $9.2 million for 1995 as compared to $7.5 million for 1994. The increase in net income was attributable to an increase in taxable equivalent net interest income of $2.5 million, an increase in non-interest income of $.5 million and a decrease in non-interest expense of $.2 million offset by an increase in the provision for loan losses of $.2 million and an increase in the provision for income taxes of $1.2 million.
  The returns on average assets and average equity for 1995 were 1.73% and 14.68%, respectively, as compared to 1.64% and 14.55%, respectively for 1994.

 YEAR ENDED DECEMBER 31, 1994 ("1994") COMPARED WITH YEAR ENDED DECEMBER 31, 1993 ("1993")

  Net Income per share for 1994 decreased $.05 per share or 6.7% to $.70 per share as compared to $.75 per share for 1993. Net income was $7.5 million for 1994 as compared to $7.9 million for 1993. The decrease in net income was primarily attributable to an increase in non-interest expense offset by an increase in taxable equivalent net interest income and a decrease in the provision for loan losses.
  The returns on average assets and average equity for 1994 were 1.64% and 14.55%, respectively as compared to 1.84% and 17.30%, respectively for 1993.

--------------------------------------------------------------------------------

NET INTEREST INCOME/MARGINS

  1995 COMPARED TO 1994

  Taxable equivalent net interest income for 1995 increased by $2.5 million as compared to 1994. The increase was attributable to a $3.0 million increase due to volume offset by a $.5 million decrease due to rate. The increase in volume of net interest income is primarily attributable to the inclusion of a full year of operations of income and expenses for the 1994 Acquisitions.
  The Company's net interest margin decreased to 5.34% in 1995 as compared to 5.48% in 1994. The decrease in the Company's net interest margin was primarily due to an increase in the average rate paid on interest-bearing deposits partially offset by a higher average rate earned on loans.

  1994 COMPARED TO 1993

  Taxable equivalent net interest income increased by $1.8 million, the result of a favorable volume increase of $2.1 million offset by an unfavorable decrease due to rate of $.3 million. The volume increase is a result of growth in interest-earning assets due to the 1994 Acquisitions.
  The Company's net interest margin increased to 5.48% in 1994 as compared to 5.46% in 1993. The increase in the Company's net interest margin was primarily due to a decrease in the average rate paid on interest-bearing deposits and an increase in the average yield on securities.
  In October 1994, during the conversion of the accounting system of First Savings Bank, F.S.B. to the Company's accounting system, a defalcation involving fraudulent loans was discovered. The loans were made prior to the consummation of this acquisition. These loans, totaling $1.9 million, were charged off by the Company in the fourth quarter of 1994. A claim of $1.9 million was filed against the Company's bonding insurance company which was settled during 1995. This claim was recorded as a recovery of charged-off loans as of December 31, 1994 and was included in other assets as a receivable.

CASH FLOWS

  1995 CASH FLOWS

  Cash and cash equivalents decreased $3.9 million for 1995 as compared to 1994. During 1995 the Company generated $12.3 million from operating activities, $31.7 million from investing activities and spent $47.9 million on financing activities. Net cash provided by operating activities increased $7.8 million primarily due to increases in mortgage loans sold and increased interest and fees on loans.
  The Company's cash flows generated from investing activities included $25.7 million from the assumption of deposits from the purchase of the Washington, Georgia branch in 1995 and the collection of the $1.8 million receivable from the Company's bonding insurance company.
  The increased cash flow from operations and investing activities was used to fund a decrease in deposits, reduce funds purchased, reduce short-term debt and pay increased cash dividends to stockholders.
  At December 31, 1995, the Company had available a $50.0 million line of credit from the Federal Home Loan Bank of Atlanta for short-term or long-term borrowings. Short-term borrowings outstanding at December 31, 1995 were $29.0 million. No long-term borrowings under this line were outstanding. The available balance under this line was $21.0 million. An unused short-term commercial bank line of credit for $15.0 million also was available.

  1994 CASH FLOWS

  Cash and cash equivalents decreased $14.0 million for 1994 compared to 1993. During 1994 the Company generated $4.5 million of cash from operating activities, spent $30.7 million in investing activities and generated $12.2 million from financing activities. Cash used in investing activities for 1994 included $7.1 million used as part of the consideration paid for the purchase of Citizens and $842,000 used as part of the consideration paid for the purchase of Jefferson. Other uses of cash were an increase in loans made to customers of $18.7 million and a decrease in deposits of $14.8 million. At December 31, 1994, the Company had short-term lines of credit totaling $60 million of which $42.7 million was available and $17.3 million was owed and had no unused long-term credit lines outstanding.

--------------------------------------------------------------------------------

AVERAGE BALANCE SHEETS

                                                1995                            1994                            1993
                                    ----------------------------   -------------------------------  -----------------------------
                                    AVERAGE   INCOME/   YIELDS/     AVERAGE     INCOME/   YIELDS/    AVERAGE   INCOME/   YIELDS/
($ IN THOUSANDS)                    BALANCES  EXPENSE    RATES     BALANCES     EXPENSE    RATES    BALANCES   EXPENSE    RATES
---------------------------------------------------------------------------------------------------------------------------------
Assets
Interest-earning assets
  Loans, net of unearned income
    Taxable(1)                      $309,426  $32,280     10.43%   $ 262,587   $ 25,163      9.58%  $ 232,067  $22,420      9.66%
    Tax-exempt(2)                      1,476      165     11.18        2,184        201      9.20       2,313      250     10.81
---------------------------------------------------------------------------------------------------------------------------------
        Total loans                  310,902   32,445     10.44      264,771     25,364      9.58     234,380   22,670      9.67
---------------------------------------------------------------------------------------------------------------------------------
  Mortgage-backed securities          60,273    4,251      7.05       56,357      4,060      7.20      65,833    5,188      7.88
---------------------------------------------------------------------------------------------------------------------------------
  Securities
    Taxable                           59,211    3,850      6.50       57,180      3,611      6.32      50,211    3,004      5.98
    Tax-exempt(2)                     41,387    4,042      9.77       38,678      3,751      9.70      34,463    3,421      9.93
---------------------------------------------------------------------------------------------------------------------------------
        Total securities             100,598    7,892      7.85       95,858      7,362      7.68      84,674    6,425      7.59
---------------------------------------------------------------------------------------------------------------------------------
  Funds sold                           8,193      499      6.09        5,617        205      3.65       6,263      199      3.18
---------------------------------------------------------------------------------------------------------------------------------
        Total interest-earning
          assets                     479,966   45,087      9.39      422,603     36,991      8.75     391,150   34,482      8.82
---------------------------------------------------------------------------------------------------------------------------------
Non-interest-earning assets
  Cash                                17,859                          18,057                           18,098
  Premises and equipment              13,403                          10,711                            9,836
  Allowance for loan losses           (4,259)                         (4,060)                          (3,173)
  Other assets                         9,275                           6,622                            6,660
  Goodwill and intangible assets      14,111                           6,358                            4,963
---------------------------------------------------------------------------------------------------------------------------------
        Total non-interest-earning
          assets                      50,389                          37,688                           36,384
---------------------------------------------------------------------------------------------------------------------------------
        Total assets                $530,355                       $ 460,291                        $ 427,534
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders'
  Equity
Interest-bearing liabilities
  Interest-bearing deposits
    NOW deposit accounts            $ 76,990  $ 1,904      2.47%   $  65,734   $  1,380      2.10%  $  49,435  $ 1,202      2.43%
    Money market deposit accounts     19,076      597      3.13       23,982        546      2.28      26,388      676      2.56
    Savings                           27,137      669      2.47       25,771        477      1.85      21,252      626      2.95
    Other time                       230,639   12,917      5.60      210,105      9,805      4.67     210,214    9,686      4.61
---------------------------------------------------------------------------------------------------------------------------------
        Total interest-bearing
          deposits                   353,842   16,087      4.55      325,592     12,208      3.75     307,289   12,190      3.97
---------------------------------------------------------------------------------------------------------------------------------
  Other interest-bearing
    liabilities
    Funds purchased                    3,483      212      6.09        3,575        170      4.76       2,752       99      3.60
    Short-term borrowings             51,323    3,073      5.99       24,212      1,180      4.87      25,825      730      2.83
    Long-term debt                     1,156       83      7.18        6,215        288      4.65       2,553      115      4.50
---------------------------------------------------------------------------------------------------------------------------------
        Total other
          interest-bearing
          liabilities                 55,962    3,368      6.02       34,002      1,638      4.82      31,130      944      3.03
---------------------------------------------------------------------------------------------------------------------------------
        Total interest-bearing
          liabilities                409,804   19,455      4.75      359,594     13,846      3.85     338,419   13,134      3.88
---------------------------------------------------------------------------------------------------------------------------------
Non-interest-bearing liabilities
  and stockholders' equity
    Demand deposits                   51,842                          43,695                           38,687
    Other liabilities                  6,318                           5,177                            4,930
    Stockholders' equity              62,391                          51,825                           45,498
---------------------------------------------------------------------------------------------------------------------------------
        Total non-interest-bearing
          liabilities and
          stockholders' equity       120,551                         100,697                           89,115
---------------------------------------------------------------------------------------------------------------------------------
        Total liabilities and
          stockholders' equity      $530,355                       $ 460,291                        $ 427,534
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
Interest rate spread                                       4.64%                             4.90%                          4.94%
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
Net interest income                           $25,632                          $ 23,145                        $21,348
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
Net interest margin                                        5.34%                             5.48%                          5.46%
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) INTEREST INCOME ON LOANS INCLUDES LOAN FEES OF $2.3 MILLION, $2.1 MILLION, AND $1.8 MILLION IN THE THREE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993, RESPECTIVELY. NONACCRUAL LOANS ARE INCLUDED IN AVERAGE BALANCES OF LOANS. INCOME ON SUCH LOANS, IF RECOGNIZED, IS RECORDED ON A CASH BASIS.

(2) TAX-EXEMPT INTEREST ON LOANS AND INVESTMENT SECURITIES INCLUDES THE EFFECT OF A TAXABLE-EQUIVALENT ADJUSTMENT WHICH TOTALED $1,450,000, $1,267,000, AND $1,119,000 FOR 1995, 1994 AND 1993, RESPECTIVELY, AND IS BASED ON A FEDERAL TAX RATE OF 35% FOR 1995 AND 34% FOR 1994 AND 1993. ALL YEARS INCLUDE STATE TAX AS APPLICABLE AND HAVE BEEN ADJUSTED FOR THE EFFECT OF DISALLOWED INTEREST EXPENSE TO CARRY TAX-EXEMPT OBLIGATIONS.

--------------------------------------------------------------------------------

The following table presents the changes in the Company's taxable-equivalent net interest income as a result of changes in volume and rate from 1994 to 1995 and from 1993 to 1994.

                                                              CHANGE FROM 1994 TO 1995         CHANGE FROM 1993 TO 1994
                                                            -----------------------------    -----------------------------
($ IN THOUSANDS)                                            VOLUME      RATE       TOTAL     VOLUME      RATE       TOTAL
--------------------------------------------------------------------------------------------------------------------------
Interest Income
  Loans, net
    Taxable                                                 $ 4,487    $ 2,630    $ 7,117    $ 2,946    $  (203)   $ 2,743
    Tax-exempt                                                  (65)        29        (36)       (14)       (35)       (49)
--------------------------------------------------------------------------------------------------------------------------
      Total loans                                             4,422      2,659      7,081      2,932       (238)     2,694
--------------------------------------------------------------------------------------------------------------------------
  Mortgage-backed securities                                    282        (91)       191       (747)      (381)    (1,128)
--------------------------------------------------------------------------------------------------------------------------
  Securities
    Taxable                                                     128        111        239        415        192        607
    Tax-exempt                                                  263         28        291        420        (90)       330
--------------------------------------------------------------------------------------------------------------------------
      Total securities                                          391        139        530        835        102        937
--------------------------------------------------------------------------------------------------------------------------
  Funds sold                                                     94        200        294        (20)        26          6
--------------------------------------------------------------------------------------------------------------------------
      Total interest income                                   5,189      2,907      8,096      3,000       (491)     2,509
--------------------------------------------------------------------------------------------------------------------------
Interest Expense
  Interest-bearing deposits                                   1,059      2,820      3,879        726       (708)        18
--------------------------------------------------------------------------------------------------------------------------
  Other interest-bearing liabilities
    Funds purchased                                              (4)        46         42         30         41         71
    Short-term borrowings                                     1,320        573      1,893        (46)       496        450
    Long-term debt                                             (235)        30       (205)       165          8        173
--------------------------------------------------------------------------------------------------------------------------
      Total other interest-bearing liabilities                1,081        649      1,730        149        545        694
--------------------------------------------------------------------------------------------------------------------------
      Total interest expense                                  2,140      3,469      5,609        875       (163)       712
--------------------------------------------------------------------------------------------------------------------------
  Net interest income                                       $ 3,049    $  (562)   $ 2,487    $ 2,125    $  (328)   $ 1,797
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

THIS TABLE SHOWS THE CHANGE IN NET INTEREST INCOME FOR THE COMPARATIVE PERIODS BASED EITHER ON CHANGES IN AVERAGE BALANCES OR CHANGES IN AVERAGE RATES FOR EARNING ASSETS AND SOURCES OF FUNDS ON WHICH INTEREST IS RECEIVED OR PAID. BECAUSE OF THE NUMEROUS AND SIMULTANEOUS BALANCE AND RATE CHANGES DURING ANY YEAR, IT IS NOT POSSIBLE TO ALLOCATE THE CHANGES PRECISELY BETWEEN BALANCES AND RATES. FOR PURPOSES OF THIS TABLE, CHANGES THAT ARE NOT SOLELY DUE TO BALANCE CHANGES OR SOLELY DUE TO RATE CHANGES HAVE BEEN ATTRIBUTED TO RATES.

--------------------------------------------------------------------------------

NON-INTEREST INCOME

Non-interest income increased by $544,000 in 1995 as compared to 1994. Service charges on deposit accounts, credit life insurance commissions and gain on sales of mortgage loans increased, while gain on sales of mortgage-servicing rights, mortgage servicing fees, gain from premiums on expired options, gain on sales of securities, net and other income all declined.
  Non-interest income decreased by $21,000 in 1994 as compared to 1993. The decrease was due to decreases in gain on sales of mortgage loans, gain on sales of mortgage servicing rights, credit life insurance commissions, and gain on sales of investments in other financial institutions, offset by increases in service charges on deposit accounts, gain on sales of securities, gain from premium on expired options, and other income. Gain on sales of mortgage loans declined due to decreased mortgage originations caused by rising mortgage interest rates. Service charges on deposit accounts increased due to increased account volume resulting from the 1994 Acquisitions. The entire deferred gain on the sale of Databank South, Inc. was fully recognized in 1994.
  The following table presents the principal components of non-interest income for the years ended December 31, 1995, 1994 and 1993.

($ IN THOUSANDS)                                       1995      1994      1993
---------------------------------------------------------------------------------
Service charges on deposit accounts                   $3,296    $2,799    $2,094
Gain on sales of mortgage loans                          828       572     1,555
Gain on sales of securities, net                         316       326       261
Gain on sales of mortgage servicing rights                --       207       219
Credit life insurance commissions                        219       146       222
Mortgage servicing fees                                  121       150       200
Gain on sales of investments in other financial
  institutions                                           155        --       117
Gain on sale of Databank South, Inc.                      --       119        67
Gain on sale of fixed assets                             127        73     (137)
Gain from premium on expired options                      60       106        --
Other income                                             472       552       473
---------------------------------------------------------------------------------
    Total non-interest income                         $5,594    $5,050    $5,071
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Non-interest income as a percentage of average total
  assets                                                1.05%     1.10%     1.19%
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

NON-INTEREST EXPENSE

Non-interest expense declined $155,000 in 1995 as compared to 1994 primarily due to declines in other expense, merger expenses, write-off of fixed assets acquired by merger, FDIC insurance premiums, legal and professional expense and computer expense. These declines were offset by increases in amortization of goodwill and intangible assets, salaries and other personnel benefits, net occupancy and equipment expense and postage expense.
  Non-interest expense increased $2.2 million in 1994 as compared to 1993 due to increases in all expense categories. The largest increases were merger expenses, the write-off of computer equipment related to the acquisition of First Savings Bank, F.S.B. and amortization expense.
  The following table presents the principal components of non-interest expense for the years ended December 31, 1995, 1994 and 1993.

($ IN THOUSANDS)                                 1995        1994        1993
--------------------------------------------------------------------------------
Salaries and other personnel benefits         $   8,014   $   7,470   $   6,953
Net occupancy and equipment expense               2,215       2,198       1,974
Computer expense                                    846         850         696
FDIC insurance premiums                             660         841         739
Amortization of goodwill and intangible
  assets                                          1,189         635         433
Legal and professional expense                      443         530         337
Office supplies                                     466         369         259
Postage                                             310         290         218
Merger expense                                       --         272          --
Write-off of fixed assets acquired by merger         --         198          --
Other expense                                     1,581       2,226       2,080
--------------------------------------------------------------------------------
    Total non-interest expense                $  15,724   $  15,879   $  13,689
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Non-interest expense as a percentage of
  average total assets                             2.96%      3.45%        3.20%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

LOANS
The Company's loan portfolio consists of the following categories of loans:

COMMERCIAL, FINANCIAL AND AGRICULTURAL

Commercial, financial and agricultural loans consist of all business and agricultural loans not secured by real estate. The borrowers in this

--------------------------------------------------------------------------------
category are mostly small to medium sized businesses. Most loans in this category are collateralized. Types of collateral include marketable securities, certificates of deposit, accounts receivable, inventory, or equipment.

REAL ESTATE LOANS

Construction Loans -- Construction loans are made primarily by the Company's wholly owned mortgage banking subsidiary, Knox Mortgage Company. Loans classified as construction loans are short-term loans made to finance the construction of residential (1-4 family) dwellings, have permanent take-out mortgages approved and will be fully repaid upon completion of the construction period. Construction loans require site inspections and evaluations prior to the payment of draws, retainage holdbacks, and maintenance of certain required loan to value levels throughout the construction period.
  Mortgage Loans -- Mortgage loans are long-term real estate loans made to finance residential (1-4 family) dwellings and some commercial properties. Knox Mortgage Company originates FHA, VA and conventional mortgage loans and is approved by the U.S. Department of Housing and Urban Development ("HUD") as a seller servicer of loans. The Company's underwriting requirements conform to current HUD, Federal National Mortgage Association and other governmental agency requirements.
  Other Loans -- Other real estate loans include all loans secured by real estate which were made for commercial, financial, or agricultural purposes which are not construction or mortgage loans. Included in this category are second-mortgage real estate loans.

CONSUMER LOANS

Consumer loans consist of installment payment loans secured by non-business personal property. Personal automobile loans are included in this category. The Company does not make credit card loans.
LOANS HELD-FOR-SALE

Loans held-for-sale consists of mortgage loans originated by Knox Mortgage Company which are held for short periods and then sold. These loans are carried at lower of cost or fair market value.

LENDING STRATEGY

The Company's policy is not to purchase loans and not to lend outside of the Company's market area. Other than a portfolio of mortgage loans that has been held for a number of years by Knox Mortgage Company, all future mortgage loan originations by Knox Mortgage Company are intended to be sold in the secondary market and are considered held-for-sale.

LOAN CONCENTRATIONS

The Company's loan portfolio does not contain any concentrations of loans exceeding 10% of total loans which are not otherwise disclosed as a category of loans in the following table.

  The following table presents the composition of the Company's loan portfolio net, of unearned income, at December 31 for the past five years:

($ IN THOUSANDS)                                                    1995       1994       1993       1992       1991
-----------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural                            $  49,551  $  48,325  $  40,137  $  41,506  $  40,078
Real Estate
  Construction                                                        9,841     12,257      7,713      6,791      3,815
  Mortgage                                                           53,050     55,829     47,647     46,868     49,112
  Other(1)                                                          153,665    145,165     94,299     88,812     79,579
Consumer                                                             39,458     49,037     40,961     38,554     35,635
Mortgage Loans held for sale                                          2,403      1,589      4,153      4,572      3,553
-----------------------------------------------------------------------------------------------------------------------
    Loans, net of unearned income                                 $ 307,968  $ 312,202  $ 234,910  $ 227,103  $ 211,772
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

(1)A MAJORITY OF THESE LOANS ARE FOR COMMERCIAL AND CONSUMER PURPOSES WHERE REAL ESTATE WAS TAKEN AS COLLATERAL.
  Loans may be periodically renewed with principal reductions and appropriate interest rate adjustments. Loan maturities distribution is based on expected cash flows which may differ from the contractual terms and actual cash flow maturities of loans, as borrowers have the right to prepay

--------------------------------------------------------------------------------
without prepayment penalties. The following table presents the Company's loan maturities as of December 31, 1995:

                                                                                 WITHIN                AFTER 5
($ IN THOUSANDS)                                                                 1 YEAR    1-5 YEARS    YEARS      TOTAL
--------------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural                                          $  41,319  $   8,105  $     127  $  49,551
Real Estate
  Construction                                                                      9,841         --         --      9,841
  Mortgage                                                                          5,448     21,792     25,810     53,050
  Other                                                                            95,924     53,904      3,837    153,665
Consumer                                                                           25,551     13,655        252     39,458
Loans held for sale                                                                 2,403         --         --      2,403
--------------------------------------------------------------------------------------------------------------------------
    Loans, net of unearned income                                               $ 180,486  $  97,456  $  30,026  $ 307,968
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

  The following table presents an interest rate sensitivity analysis of the Company's loan portfolio at December 31, 1995:

                                                                                 WITHIN                AFTER 5
($ IN THOUSANDS)                                                                 1 YEAR    1-5 YEARS    YEARS      TOTAL
--------------------------------------------------------------------------------------------------------------------------
Loans with:
  Predetermined interest rates                                                  $  88,550  $  86,310  $  28,100  $ 202,960
  Floating or adjustable rates                                                     91,936     11,146      1,926    105,008
--------------------------------------------------------------------------------------------------------------------------
    Loans, net of unearned income                                               $ 180,486  $  97,456  $  30,026  $ 307,968
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

NONPERFORMING ASSETS

  The following table presents a history of the Company's nonperforming assets at year end for the past five years:

($ IN THOUSANDS)                                                               1995       1994       1993       1992       1991
----------------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans                                                             $   1,785  $   2,064  $     587  $   1,107  $   2,617
Loans past due 90 days or more                                                   2,193      2,458        363        665      1,152
----------------------------------------------------------------------------------------------------------------------------------
  Total nonperforming loans                                                      3,978      4,522        950      1,772      3,769
Other real estate owned                                                          2,218      1,676        832        222        551
----------------------------------------------------------------------------------------------------------------------------------
  Total nonperforming assets                                                 $   6,196  $   6,198  $   1,782  $   1,994  $   4,320
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

  At December 31, 1995, other than as disclosed in the above nonperforming assets table, there were no significant loans outstanding where known information about possible credit problems of the borrowers would cause management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms.

IMPAIRED AND NONACCRUAL LOANS

On January 1, 1995, the Company adopted Statement of Financial Accounting Standards ("FAS") No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by FAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures," which requires that the Company evaluate the collectibility of both contractual interest and principal of loans when assessing the need for a loss accrual. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual amounts of the loan agreement. All loans determined to be impaired are placed on nonaccrual status. The amount of impairment is measured based on the present value of future expected cash flows or the fair value of the collateral, less estimated selling costs, if the loan is collateral dependent or foreclosure is probable.
  If nonaccruing loans had been accruing interest under their original terms, $.2 million, $.2 million, and $.1 million of interest income would have been recognized in 1995, 1994 and 1993, respectively.

CREDIT UNDERWRITING AND MONITORING

At December 31, 1995 and 1994 the Company experienced a high level of nonperforming assets as a result of its three acquisitions consummated in 1994. The Company's ratio of allowance for loan losses to nonperforming assets was 69.6% and 74.8% at December 31, 1995 and 1994, respectively. Although this coverage has declined, the Company believes that the allowance for loan losses is adequate. The Company intends to

--------------------------------------------------------------------------------
reduce the level of nonperforming assets in a rational manner and thereby reduce the carrying costs of the nonperforming assets to the Company.
  Because of an unusually high level of loan charge-offs experienced during 1991, several steps were taken to improve the Company's credit underwriting and credit monitoring functions. The Company's loan policy was revised to provide better guidance to its loan officers concerning acceptable loan quality, repayment terms and lending limits. A formal loan classification and grading system was implemented during 1993 requiring all loans to be reviewed and assigned a rating. The loan committees of each of the subsidiary banks now meet at least weekly. Outside directors of each subsidiary bank attend each loan committee meeting.

PROVISION FOR LOAN LOSSES

Provision for loan losses is based upon a current evaluation of economic conditions, changes in the character and size of the loan portfolio, net charge-offs and other pertinent indicators derived from reviewing the loan portfolio. This provision is added to the allowance for loan losses of each subsidiary bank during each accounting period. The allowance for loan losses was $4.31 million at December 31, 1995, representing 1.40% of year-end net loans outstanding, compared with $4.64 million at December 31, 1994, which represented 1.48% of year-end net loans outstanding. The allowance for loan losses is reviewed quarterly based on an evaluation of current risk characteristics of the loan portfolio as well as the impact of prevailing and expected economic and business conditions. Management considers the allowance for loan losses adequate to cover possible loan losses on the loans outstanding. However, should economic conditions deteriorate, additional charges to the provision for loan losses may be required.
  The Company, through its provision for loan losses, increased the allowance for loan losses by $.7 million, $.5 million, and $.5 million in 1995, 1994 and 1993, respectively. Charge-offs totaled $1.3 million, $2.8 million, and $1.0 million in 1995, 1994 and 1993, respectively, while recoveries were $.3 million, $2.2 million, and $.3 million in 1995, 1994 and 1993, respectively. The Company actively monitors and pursues collection of its loan charge-offs.

  The following table presents a five-year history of the Company's loan loss experience:

($ IN THOUSANDS)                                                            1995       1994       1993        1992        1991
---------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses at beginning of year                            $   4,635  $   3,848  $   3,920  $   2,861   $   2,734
---------------------------------------------------------------------------------------------------------------------------------
Charge-offs
  Commercial                                                                    236        226        251        443       2,043
  Real Estate                                                                    91        513        235        159         447
  Consumer                                                                    1,024      2,019        469        535         804
---------------------------------------------------------------------------------------------------------------------------------
Total charge-offs                                                             1,351      2,758        955      1,137       3,294
---------------------------------------------------------------------------------------------------------------------------------
Recoveries
  Commercial                                                                      3         41         77        108          52
  Real Estate                                                                    28        107         59        376          55
  Consumer                                                                      297      2,052        181        247         210
---------------------------------------------------------------------------------------------------------------------------------
Total recoveries                                                                328      2,200        317        731         317
---------------------------------------------------------------------------------------------------------------------------------
Net charge-offs                                                              (1,023)      (558)      (638)     (406)     (2,977)
---------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                                                       700        489        520      1,465       3,104
---------------------------------------------------------------------------------------------------------------------------------
Allowance of purchased banks                                                     --        856         46         --          --
---------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses at end of year                                  $   4,312  $   4,635  $   3,848  $   3,920   $   2,861
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
Ratio of allowance for loan losses to net loans (year-end)                     1.40%      1.48%      1.64%      1.73%       1.35%
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
Ratio of net charge-offs to average loans                                      0.33%      0.21%      0.27%      0.18%       1.43%
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

The following table presents the Company's allocation of the allowance for loan losses:

($ IN THOUSANDS)                  1995                1994                1993                1992                1991
-----------------------------------------------------------------------------------------------------------------------------
                                     PERCENT             PERCENT             PERCENT             PERCENT             PERCENT
                                    OF LOANS            OF LOANS            OF LOANS            OF LOANS            OF LOANS
                                     IN EACH             IN EACH             IN EACH             IN EACH             IN EACH
                                    CATEGORY            CATEGORY            CATEGORY            CATEGORY            CATEGORY
                                    TO TOTAL            TO TOTAL            TO TOTAL            TO TOTAL            TO TOTAL
                           AMOUNT     LOANS    AMOUNT     LOANS    AMOUNT     LOANS    AMOUNT     LOANS    AMOUNT     LOANS
-----------------------------------------------------------------------------------------------------------------------------
Balance at end of period
  applicable to:
  Commercial, financial
    and agricultural       $  614         16%  $  660         15%  $  488         17%  $  568         18%  $  296         19%
  Real Estate -
    Construction              126          3      135          4      104          3      101          3       30          2
    Mortgage                  764         17      821         18      623         20      591         21      376         23
    Other                   1,758         50    1,890         48    1,527         40    1,499         39    1,265         38
  Consumer                    528         13      567         14      560         18      545         17      388         17
  Mortgage loans held for
    sale                       --          1       --          1       --          2       --          2       --          1
  Unallocated                 522         --      562         --      546         --      616         --      506         --
-----------------------------------------------------------------------------------------------------------------------------
    Total                  $4,312        100%  $4,635        100%  $3,848        100%  $3,920        100%  $2,861        100%
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

SHORT-TERM LIQUIDITY

The Company intends to satisfy its liquidity on a short term basis by managing its cash and due from banks, federal funds sold and purchased, securities maturities, paydowns received from the mortgage-backed security portfolio and short-term line of credit as necessary. At December 31, 1995, the Company had $21.0 million of its $50.0 million line of credit available from the Federal Home Loan Bank of Atlanta. This line is available for both short-term borrowings and long-term debt. The Company had available at December 31, 1995 an unused short-term bank line of credit of $15 million. Additionally, the subsidiary banks had funds purchased lines of credit aggregating $12 million at December 31, 1995, of which $1.2 million was borrowed and $10.8 million was available.

LONG-TERM LIQUIDITY

The Company intends to satisfy its long-term liquidity needs through the structuring of the maturities of investment securities, repayments of principal received from mortgage-backed securities and the pricing and maturities on loans and deposits offered to customers. The Company's long-term debt at December 31, 1995 was $1.1 million of variable-rate Industrial Development Authority Bonds which require an annual principal reduction through 2005. The Company plans to continue using a combination of long-term debt and short-term borrowings to meet its financing needs. Management believes that adequate additional long-term financing is available from the Federal Home Loan Bank of Atlanta or other sources at reasonable rates if needed. At December 31, 1995 the Company had $21.0 million in unused commitments for long-term or short-term financing from the Federal Home Loan Bank of Atlanta. In January 1996, the Company increased its total line of credit from the Federal Home Loan Bank of Atlanta from $50.0 million to $60.0 million. Subsequent thereto, the Company borrowed an additional $25.0 million under the line for 5 years at a fixed rate of 5.755% and purchased $22.6 million of mortgage-backed securities.

CASH DIVIDENDS

The Company's present policy for payment of cash dividends from its subsidiaries to the Parent Company is 50% of the previous year's earnings of each subsidiary. Cash dividends paid in 1995 from the bank subsidiaries to the Parent Company totaled $4.5 million. In 1994 cash dividends paid to the Parent Company from its subsidiaries totaled $13.5 million. These funds were used to reduce short-term borrowings incurred in connection with the 1994 Acquisitions.
  Cash dividends per share increased $.03 to $.32 per share in 1995 from $.29 per share in 1994. The cash dividend payout ratio decreased to 43.80% of 1995 net income from 44.02% of 1994 net income. The Company presently intends to continue paying quarterly cash dividends.

--------------------------------------------------------------------------------

STOCK DIVIDENDS

In January 1996, the Company declared a 10% stock dividend payable on March 1, 1996. The Company plans to continue to declare stock dividends periodically.

INTEREST RATE SENSITIVITY

At December 31, 1995, the Company's interest rate sensitivity position was liability sensitive. Should interest rates decline, the Company's net interest margin will increase. Conversely, should interest rates increase, the Company's interest expense will increase faster than its interest income on interest earning assets, causing the net interest margin to decrease. The Company has historically been liability sensitive primarily due to a trend of marketing shorter term deposits and borrowing short-term funds at variable rates of interest as opposed to fixing a longer term constant rate. The Company believes that it can adjust its interest rate sensitivity position in a timely manner to respond to changes in market rates.

  The following table represents the Company's interest sensitivity gap between interest-earning assets and interest-bearing liabilities at December 31, 1995:

                                                          ASSETS AND LIABILITIES REPRICING WITHIN (1)
                                         -----------------------------------------------------------------------------
                                         3 MONTHS OR   4 TO 6     7 TO 12               1 TO 5     OVER 5
($ IN THOUSANDS)                            LESS       MONTHS     MONTHS     1 YEAR      YEARS      YEARS      TOTAL
----------------------------------------------------------------------------------------------------------------------
Interest-earning assets
  Securities (2)                          $   3,248   $     298  $   1,225  $   4,771  $  57,816  $  34,149  $  96,736
  Mortgage-backed securities (2)              1,881       1,796      3,395      7,072     26,212     43,079     76,363
  Interest-bearing due from banks                --          --         --         --        318         --        318
  Funds sold                                    870          --         --        870         --         --        870
  Loans, net of unearned income (3)(4)      119,076      25,890     35,518    180,486     97,456     30,026    307,968
----------------------------------------------------------------------------------------------------------------------
    Total interest-earning assets           125,075      27,984     40,138    193,199    181,802    107,254    482,255
----------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities
  NOW and money market accounts (5)          99,514          --         --     99,514         --         --     99,514
  Savings deposits                           26,324          --         --     26,324         --         --     26,324
  Other time deposits                        52,340      46,772     68,495    167,607     70,434         --    238,041
  Funds purchased                             1,240          --         --      1,240         --         --      1,240
  Short-term borrowings                      39,122           3        107     39,232         --         --     39,232
  Long-term debt                                 --          --         --         --        425        625      1,050
----------------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities      218,540      46,775     68,602    333,917     70,859        625    405,401
----------------------------------------------------------------------------------------------------------------------
  Interest sensitivity gap                  (93,465)    (18,791)   (28,464)  (140,718)   110,943    106,629     76,854
----------------------------------------------------------------------------------------------------------------------
Cumulative interest sensitivity gap       $ (93,465)  $(112,256) $(140,720) $(140,718) $ (29,773) $  76,854  $  76,854
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(1) THE REPRICING DATES (WHICH MAY DIFFER FROM MATURITY DATES) FOR VARIOUS ASSETS AND LIABILITIES DO NOT CONSIDER EXTERNAL FACTORS THAT MIGHT AFFECT THE INTEREST RATE SENSITIVITY OF ASSETS AND LIABILITIES.
(2) REPRICING PERIOD FOR SECURITIES AND MORTGAGE-BACKED SECURITIES IS BASED ON CONTRACTUAL MATURITIES WHICH MAY DIFFER FROM ACTUAL MATURITIES BECAUSE BORROWERS MAY HAVE THE RIGHT TO CALL OR PREPAY OBLIGATIONS WITH OR WITHOUT CALL OR PREPAYMENT PENALTIES.
(3) INCLUDES NONACCRUAL LOANS.
(4) LOAN REPRICING DISTRIBUTION IS BASED ON EXPECTED CASH FLOWS WHICH MAY DIFFER FROM THE CONTRACTUAL TERMS AND ACTUAL CASH FLOWS OF LOANS AS BORROWERS HAVE THE RIGHT TO PREPAY WITHOUT PREPAYMENT PENALTIES.
(5) NOW, MONEY MARKET AND SAVINGS ACCOUNTS FOR REPRICING PURPOSES ARE CONSIDERED TO REPRICE WITHIN 3 MONTHS OR LESS.

A pro-forma interest sensitivity gap table which includes the effects of the purchase of $22.6 million of mortgage-backed securities funded by an increase in long-term debt of $25.0 million (both transactions incurred in January 1996) is as follows:

                                                             ASSETS AND LIABILITIES REPRICING WITHIN (1)
                                            -----------------------------------------------------------------------------
                                            3 MONTHS OR   4 TO 6     7 TO 12               1 TO 5     OVER 5
($ IN THOUSANDS)                               LESS       MONTHS     MONTHS     1 YEAR      YEARS      YEARS      TOTAL
-------------------------------------------------------------------------------------------------------------------------
Cumulative interest sensitivity gap at
  December 31, 1995.......................   $ (93,465)  $(112,256) $(140,720) $(140,718) $ (29,773) $  76,854  $  76,854
    Mortgage-backed securities............          --          --         --         --      4,695     17,913     22,608
    Long-term debt........................          --          --         --         --         --    (25,000)   (25,000)
                                            -----------  ---------  ---------  ---------  ---------  ---------  ---------
Pro-forma interest sensitivity gap at
  December 31, 1995.......................   $ (93,465)  $(112,256) $(140,720) $(140,718) $ (25,078) $  69,767  $  74,462
                                            -----------  ---------  ---------  ---------  ---------  ---------  ---------
                                            -----------  ---------  ---------  ---------  ---------  ---------  ---------

--------------------------------------------------------------------------------

SECURITIES PORTFOLIO

The following table presents carrying values and fair values of securities held by the Company at December 31, 1995, 1994, and 1993.

                                                             1995                                         1994
                                          ------------------------------------------   -------------------------------------------
AVAILABLE-FOR-SALE                        AMORTIZED   CARRYING  UNREALIZED  UNREALIZED AMORTIZED   CARRYING  UNREALIZED  UNREALIZED
($ IN THOUSANDS)                            COST       VALUE      GAINS      LOSSES      COST       VALUE      GAINS      LOSSES
----------------------------------------------------------------------------------------------------------------------------------
U.S. Treasuries                           $ 45,059    $ 46,077   $1,028       $ 10     $ 47,298    $ 44,501    $  9       $2,806
U.S. Government Agencies                     5,199       5,267      154         86           --          --      --           --
Obligations of States and Political
  Subdivisions                              39,831      41,087    1,422        166       37,413      36,072     517        1,858
Other Securities                             4,198       4,305      158         51        3,071       3,068      --            3
----------------------------------------------------------------------------------------------------------------------------------
    Total                                   94,287      96,736    2,762        313       87,782      83,641     526        4,667
Mortgage-backed Securities                  75,386      76,363    1,247        270       57,194      55,069     305        2,430
----------------------------------------------------------------------------------------------------------------------------------
    Total                                 $169,673    $173,099   $4,009       $583     $144,976    $138,710    $831       $7,097
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

                                                             1993
                                          -------------------------------------------
AVAILABLE-FOR-SALE                        AMORTIZED   CARRYING  UNREALIZED  UNREALIZED
($ IN THOUSANDS)                            COST       VALUE      GAINS      LOSSES
----------------------------------------
U.S. Treasuries                           $ 48,639    $ 50,490   $1,851         --
U.S. Government Agencies                     1,000       1,012       12         --
Obligations of States and Political
  Subdivisions                              33,655      35,978    2,355         32
Other Securities                             2,249       2,333       84         --
----------------------------------------
    Total                                   85,543      89,813    4,302         32
Mortgage-backed Securities                  53,629      55,790    2,247         86
----------------------------------------
    Total                                 $139,172    $145,603   $6,549       $118
----------------------------------------
----------------------------------------

                                                             1995                                        1994
                                          ------------------------------------------   -----------------------------------------
HELD-TO-MATURITY                          AMORTIZED     FAIR    UNREALIZED  UNREALIZED AMORTIZED   FAIR    UNREALIZED  UNREALIZED
($ IN THOUSANDS)                            COST       VALUE      GAINS      LOSSES      COST      VALUE     GAINS      LOSSES
--------------------------------------------------------------------------------------------------------------------------------
U.S. Treasuries                           $     --    $     --   $   --       $ --     $ 3,655    $ 3,511    $ --       $  144
U.S. Government
  Agencies                                      --          --       --         --       5,646      5,347       5          304
Obligations of States
  and Political
  Subdivisions                                  --          --       --         --       5,361      5,285      49          125
Other Securities                                --          --       --         --          --         --      --           --
--------------------------------------------------------------------------------------------------------------------------------
    Total                                       --          --       --         --      14,662     14,143      54          573
Mortgage-backed Securities                      --          --       --         --       8,796      8,263      46          579
--------------------------------------------------------------------------------------------------------------------------------
    Total                                 $     --    $     --   $   --       $ --     $23,458    $22,406    $100       $1,152
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

                                                          1993
                                          -------------------------------------
HELD-TO-MATURITY                          AMORTIZED  FAIR   UNREALIZED UNREALIZED
($ IN THOUSANDS)                           COST     VALUE    GAINS     LOSSES
----------------------------------------
U.S. Treasuries                           $   --    $   --   $ --       $ --
U.S. Government
  Agencies                                 2,397     2,477     80         --
Obligations of States
  and Political
  Subdivisions                             3,088     3,285    198          1
Other Securities                             771       771     --         --
----------------------------------------
    Total                                  6,256     6,533    278          1
Mortgage-backed Securities                 1,816     1,902     86         --
----------------------------------------
    Total                                 $8,072    $8,435   $364       $  1
----------------------------------------
----------------------------------------

  The Company reclassified all held-to-maturity securities as available-for-sale effective December 1, 1995. At the date of reclassification, held-to-maturity securities and mortgage-backed securities, carried at amortized cost, totaled $22.9 million. Unrealized gains were $.3 million and unrealized losses were $.5 million. The unrealized loss, net of tax, transferred was $135,000, which was recorded as a separate component of stockholders' equity. Management believes that this reclassification will provide the Company greater flexibility in managing liquidity and interest-rate risk.
  In connection with the 1994 Acquisitions (refer to Note 2 to the Consolidated Financial Statements), the Company acquired collateralized mortgage obligations ("CMOs"). At December 31, 1995, the Company had included in mortgage-backed securities available-for-sale approximately $4.3 million in CMOs with a book value of $4.5 million, all of which had floating interest rates. CMOs present some degree of risk, in that the mortgages collateralizing the securities can prepay, thereby affecting the yield of the securities and their carrying amounts. Such an occurrence is most likely in periods of low interest rates when many borrowers refinance their mortgages, creating prepayment on their existing mortgages.
  Additionally, through its 1994 acquisitions, the Company acquired agency securities with forward coupon rate increases, commonly known as "step-ups". At December 31, 1995, the Company had approximately $2.5 million of such step-ups with a book value of $2.5 million, with maturities out to the year 2000. These step-up securities utilize a strategy of avoiding purchases of fixed rate securities that would have provided lower than desirable yields in a rising rate environment. Step-ups are callable by the issuer at predetermined call dates, generally on each interest payment date. Step-ups present some degree of risk that the security will be called in a declining rate environment, resulting in the Company's reinvesting the proceeds at a lower yield than was available at a fixed longer-term rate when the security was originally purchased and the risk that yield increases in a rising rate environment will be less than the yield that would currently be available in the marketplace at the time of scheduled rate increases.

--------------------------------------------------------------------------------

  The following table represents maturities and weighted-average yields of securities at December 31, 1995. Yields are based on amortized cost of securities. Maturities are based on contractual maturities. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                          AFTER 1           AFTER 5
                                                                         YEAR BUT          YEARS BUT
AVAILABLE-FOR-SALE                                     WITHIN 1           WITHIN            WITHIN           AFTER 10
($ IN THOUSANDS)                                         YEAR             5 YEARS          10 YEARS            YEARS         TOTAL
------------------------------------------------------------------------------------------------------------------------------------
                                                     AMOUNT   YIELD    AMOUNT   YIELD    AMOUNT   YIELD    AMOUNT   YIELD    AMOUNT
------------------------------------------------------------------------------------------------------------------------------------
U.S. treasuries                                     $ 3,310   5.85%   $42,767   6.06%   $    --     --%   $    --     --%   $ 46,077
U.S. government agencies                                 --     --      4,906   4.78        361   3.33         --     --       5,267
Mortgage-backed securities                            7,072   7.23     26,212   7.24     13,580   7.27     29,499   7.45      76,363
Obligations of states and political subdivisions      1,461   9.33     10,143   9.78      7,584   8.71     21,899   8.30      41,087
Other securities                                         --     --         --     --         --     --      4,305   7.02       4,305
------------------------------------------------------------------------------------------------------------------------------------
    Total                                           $11,843   7.10%   $84,028   6.80%   $21,525   7.71%   $55,703   7.75%   $173,099
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

CAPITAL

At December 31, 1995, the Company was well above the minimum capital ratios required under the risk-based capital guidelines.
  At December 31, 1995, the Company's capital ratios were as follows:

Tier 1 Capital to Risk-Based Assets                                16.72 %
Tier 2 Capital to Risk-Based Assets                                18.13 %
Leverage Ratio                                                      9.68%

  Capital is considered to be adequate to meet present operating needs and presently anticipated future operating requirements. However, future acquisitions may require additional new equity capital. Management is not aware of any trends, events or uncertainties that will have or are reasonably likely to have a material effect on the Company's capital resources or operations.

DEPOSITS

The following table presents the average amount outstanding and the average rate paid on deposits by the Company for the years 1995, 1994 and 1993:

                                                                   1995                     1994                     1993
                                                          -----------------------  -----------------------  -----------------------
                                                           AVERAGE                  AVERAGE                  AVERAGE
($ IN THOUSANDS)                                           AMOUNT    AVERAGE RATE   AMOUNT    AVERAGE RATE   AMOUNT    AVERAGE RATE
-----------------------------------------------------------------------------------------------------------------------------------
Non-interest-bearing demand deposits                      $  51,842        0.00%   $  43,695        0.00%      38,687        0.00%
Interest-bearing deposits:
    NOW deposit accounts                                     76,990        2.47       65,734        2.10       49,435        2.43
    Money market deposit accounts                            19,076        3.13       23,982        2.28       26,388        2.56
    Savings                                                  27,137        2.47       25,771        1.85       21,252        2.95
    Other time                                              230,639        5.60      210,105        4.67      210,214        4.61
-----------------------------------------------------------------------------------------------------------------------------------
        Total                                             $ 405,684        3.97%   $ 369,287        3.31%   $ 345,976        3.52%
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

  Included in non-interest-bearing demand deposits at December 31, 1995, 1994 and 1993 are various state, county and municipal deposits aggregating approximately $7.4 million, $5.5 million and $8.0 million, respectively. In addition, state, county, and municipal deposits included in interest-bearing deposits amounted to $37.0 million, $49.0 million, and $30.0 million at December 31, 1995, 1994 and 1993, respectively.
  The following table presents the maturities of the Company's other time deposits at December 31, 1995.

                                                    OTHER TIME   OTHER TIME
                                                     DEPOSITS     DEPOSITS
                                                     $100,000    LESS THAN
($ IN THOUSANDS)                                    OR GREATER    $100,000     TOTAL
--------------------------------------------------------------------------------------
Months to Maturity
  3 or less                                          $15,576      $ 36,764    $ 52,340
  Over 3 through 6                                    13,760        33,012      46,772
  Over 6 through 12                                   11,402        57,093      68,495
  Over 12                                              8,519        61,915      70,434
--------------------------------------------------------------------------------------
    Total                                            $49,257      $188,784    $238,041
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

SHORT-TERM BORROWINGS AND FUNDS PURCHASED

The following table presents certain information concerning the Company's short-term borrowings and funds purchased for the years ended December 31, 1995, 1994 and 1993.

($ IN THOUSANDS)                                      1995       1994       1993
----------------------------------------------------------------------------------
Balance at year-end
    Bank lines of credit                            $    --    $ 9,835    $    --
    Repurchase agreements                             8,504     28,518     10,085
    Advances from Federal Home Loan Bank             29,000      7,500      2,500
    U.S. Treasury tax and loan and other              1,615      3,570      2,138
    Current maturities of long-term debt                113         62         63
----------------------------------------------------------------------------------
      Total short-term borrowings                   $39,232    $49,485    $14,786
----------------------------------------------------------------------------------
    Funds purchased                                 $ 1,240    $12,150    $ 7,477
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Average interest rates at year-end
    Bank lines of credit                                 --%      7.25%        --%
    Repurchase agreements                              5.30       5.34       3.03
    Advances from Federal Home Loan Bank               6.76       4.99       4.00
    U.S. Treasury tax and loan and other               5.30       5.25       2.76
    Funds purchased                                    5.85       6.05       3.50
----------------------------------------------------------------------------------
Maximum amount outstanding at any month-end
    Bank lines of credit                            $ 9,825    $ 9,835    $    --
    Repurchase agreements                            23,713     28,518     23,850
    Advances from Federal Home Loan Bank             31,500     11,500     11,500
    U.S. Treasury tax and loan and other              9,514      3,580      2,851
    Current maturities of long-term debt                113         62         63
    Total short-term borrowings                      74,616     53,485     38,264
    Funds purchased                                   9,880     12,150      7,477
----------------------------------------------------------------------------------

Aggregate short-term borrowings
    Average amount outstanding                      $51,323    $24,212    $25,825
    Weighted-average interest rate                     5.99%      4.87%      2.83%
Aggregate funds purchased
    Average amount outstanding                      $ 3,483    $ 3,575    $ 2,752
    Weighted-average interest rate                     6.09%      4.76%      3.60%

                           SUPERVISION AND REGULATION

GENERAL

The Company is a registered bank holding company subject to regulation by the Federal Reserve under the Bank Holding Company Act of 1956, as amended (the "Act"). The Company is required to file financial information with the Federal Reserve periodically and is subject to periodic examination by the Federal Reserve.
  The Act requires every bank holding company to obtain the prior approval of the Federal Reserve (i) before it may acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank that is not already controlled; (ii) before it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of a bank; and (iii) before it may merge or consolidate with any other bank holding company. In addition, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of voting shares of any company engaged in non-banking activities. This prohibition does not apply to activities found by the Federal Reserve, by order or regulation, to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve has determined by regulation or order to be closely related to banking are: making or servicing loans and certain types of leases; performing certain data processing services; acting as fiduciary or investment or financial advisor; providing discount brokerage services; and making investments in corporations or projects designed primarily to promote community welfare.
  The Company must also register with the State of Georgia Department of Banking and Finance, (the "DBF") and must file periodic information with the DBF. Such registration includes information with respect to the financial condition, operations, management and intercompany relationships of the Company and its subsidiary banks (the "Banks") and related matters. The DBF may also require such other information as is necessary to keep itself informed as to whether the provisions of Georgia law and the regulations and orders issued thereunder by the DBF have been complied with, and the DBF may make examinations of the Company and each of the banks other than a national bank.
  The Company is an "affiliate" of the Banks under the Federal Reserve Act, which imposes certain restrictions on (i) loans by the Banks to the Company,
(ii) investments in the stock or securities of the Company by the Banks, (iii) the Banks taking the stock or securities of an "affiliate" as collateral for loans by it to a borrower and (iv) the purchase of assets from the Company by the Banks. Further, a bank holding company and its subsidiaries are prohibited from engaging in

--------------------------------------------------------------------------------
certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.
  The Banks, as state banking associations, are subject to the supervision of, and are regularly examined by, the Federal Deposit Insurance Corporation (the "FDIC") and the DBF. Both the FDIC and the DBF must grant prior approval of any merger, consolidation or other corporate reorganization involving the Banks. The Financial Institutions Reform, Recovery and Enforcement Act of 1989 provides that a bank can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with the default of a commonly controlled institution.

PAYMENT OF DIVIDENDS

The Company is a legal entity separate and distinct from the Banks. Most of the revenues of the Company result from dividends paid to it by the Banks. There are statutory and regulatory requirements applicable to the payment of dividends by the Banks as well as by the Company to its shareholders.
  The Banks are state chartered banks which are regulated by the DBF and the FDIC. Under the regulations of the DBF, dividends may be declared out of the retained earnings of a state bank without first obtaining the written permission of the DBF only if the bank meets all the following requirements:

        (a) Total classified assets as of the most recent examination of the bank do not exceed 80% of equity capital (as defined by regulation);
        (b) The aggregate amount of dividends
    declared or anticipated to be declared in the calendar year does not exceed 50% of the net profits after taxes but before dividends for the previous calendar year; and
        (c) The ratio of equity capital to adjusted assets shall not be less than 6%.

  The payment of dividends by the Company and the Banks may also be affected or limited by other factors, such as the requirements to maintain adequate capital above regulatory guidelines. In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending upon the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The FDIC has issued a policy statement which provides that insured banks should generally only pay dividends out of current operating earnings.

MONETARY POLICY

The results of operations of the Banks are affected by credit policies of monetary authorities, particularly the Federal Reserve. The instruments of monetary policy employed by the Federal Reserve include open market operations in U.S. government securities, changes in the discount rate on bank borrowings and changes in reserve requirements against bank deposits. In view of changing conditions in the national economy and in the money markets, as well as the effect of action by monetary and fiscal authorities, including the Federal Reserve, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand, or the business and earnings of the Banks.

CAPITAL ADEQUACY

The Federal Reserve and the FDIC have implemented substantially identical risk-based rules for assessing bank and bank holding company capital adequacy. These regulations establish minimum capital standards in relation to assets and off-balance sheet exposures as adjusted for credit risk. Banks and bank holding companies are required to have (1) a minimum level of total capital (as defined) to risk weighted assets of eight percent (8%); (2) a minimum Tier One Capital (as defined) to risk weighted assets of four percent (4%); and (3) a minimum stockholders' equity to risk weighted assets of four percent (4%). In addition, the Federal Reserve and the FDIC have established a minimum three percent (3%) leverage ratio of Tier One Capital to total assets for the most highly rated banks and bank holding companies. "Tier One Capital" generally consists of common equity, minority interests in equity accounts of consolidated subsidiaries and certain perpetual preferred stock, less certain intangibles. The Federal Reserve and the FDIC will require a bank holding company and a bank, respectively, to maintain a leverage ratio greater than three percent (3%) if it is experiencing or anticipating significant growth or is operating with less than well-diversified risks in the opinion of the Federal Reserve. The Federal Reserve and the FDIC use the leverage ratio in tandem with the risk-based ratio to assess capital adequacy of banks and bank holding companies.

--------------------------------------------------------------------------------

  The FDIC, the Office of the Comptroller of the Currency (the "OCC") and the Federal Reserve have proposed amending the capital adequacy standards to provide for the consideration of interest rate risk in the overall determination of a bank's capital ratio, requiring banks with greater interest rate risk to maintain adequate capital for the risk. The proposed revisions are not expected to have a significant effect on the Company's capital requirements, if adopted in their current form.
  In addition, the Federal Deposit Insurance Act includes prompt corrective action provisions. The "prompt corrective action" provisions set forth five regulatory zones in which all banks are placed largely based on their capital positions. Regulators are permitted to take increasingly harsh action as a bank's financial condition declines. Regulators are also empowered to place in receivership or require the sale of a bank to another depository institution when a bank's capital leverage ratio reaches two percent. Better capitalized institutions are generally subject to less onerous regulation and supervision than banks with lesser amounts of capital.
  The FDIC has adopted regulations implementing the prompt corrective action provisions, which place financial institutions in the following five categories based upon capitalization ratios: (1) a "well capitalized" institution has a total risk-based capital ratio of at least 10%, a Tier One risk-based ratio of at least 6% and leverage ratio of at least 5%; (2) an "adequately capitalized" institution has a total risk-based capital ratio of at least 8%, a Tier One risk-based ratio of at least 4% and a leverage ratio of at least 4%; (3) an "undercapitalized" institution has a total risk-based capital ratio of under 8%, a Tier One risk-based ratio of under 4% or a leverage ratio of under 4%; (4) a "significantly undercapitalized" institution has a total risk-based capital ratio of under 6%, a Tier One risk-based ratio of under 3% or a leverage ratio of under 3%; and (5) a "critically undercapitalized" institution has a leverage ratio of 2% or less. Institutions in any of the three undercapitalized categories would be prohibited from declaring dividends or making capital distributions. The FDIC regulations also establish procedures for "downgrading" an institution to a lower capital category based on supervisory factors other than capital. Under the FDIC's regulations all of the Banks meet the requirements of "well capitalized" institutions at December 31, 1995.
  Set forth below are pertinent capital ratios for each of the Banks as of December 31, 1995.

MINIMUM                                                                     BANK OF
CAPITAL                                             ALLIED BANK   BANK OF   MORGAN
REQUIREMENT                                         OF GEORGIA    MILLEN    COUNTY
-----------------------------------------------------------------------------------
Tier 1 Capital to Risk-based Assets: 4.00% (1)        14.23%      14.91%    23.48%
Total Capital to Risk-based Assets: 8.00% (2)         15.80       14.91     24.40
Leverage Ratio (Tier 1 Capital to Total assets):
  3.00% (3)                                            8.37        7.88     13.34

(1)Minimum for "Well Capitalized" Banks = 6%

(2)Minimum for "Well Capitalized" Banks = 10%

(3)Minimum for "Well Capitalized" Banks = 5%

RECENT LEGISLATIVE AND REGULATORY ACTION

On April 19, 1995, the four federal bank regulatory agencies adopted revisions to the regulations promulgated pursuant to the Community Reinvestment Act (the "CRA"), which are intended to set distinct assessment standards for financial institutions. The revised regulation contains three evaluation tests: (i) a lending test which will compare the institution's market share of loans in low- and moderate-income areas to its market share of loans in its entire service area and the percentage of a bank's outstanding loans to low- and moderate-income areas or individuals, (ii) a services test which will evaluate the provisions of services that promote the availability of credit to low- and moderate-income areas, and (iii) an investment test, which will evaluate an institution's record of investments in organizations designed to foster community development, small- and minority-owned businesses and affordable housing lending, including state and local government housing or revenue bonds. The regulation is designed to reduce some paperwork requirements of the current regulations and provide regulators, institutions and community groups with a more objective and predictable manner with which to evaluate the CRA performance of financial institutions. The rule became effective on January 1, 1996, at which time evaluation under streamlined procedures began for institutions with assets of less than $250 million that are owned by a holding company with total assets of less than $1 billion. It is not expected that these regulations will have any appreciable impact upon the Company and the Banks.
  Congress and various federal agencies (including, in addition to the bank regulatory agencies, HUD, the Federal Trade Commission and the Department of Justice) (collectively the "Federal

--------------------------------------------------------------------------------
Agencies") responsible for implementing the nations fair lending laws have been increasingly concerned that prospective home buyers and other borrowers are experiencing discrimination in their efforts to obtain loans. In recent years, the Department of Justice has filed suit against financial institutions, which it determined had discriminated, seeking fines and restitution for borrowers who allegedly suffered from discriminatory practices. Most, if not all, of these suits have been settled (some for substantial sums) without a full adjudication on the merits.
  On March 8, 1994, the Federal Agencies, in an effort to clarify what constitutes lending discrimination and specify the factors the agencies will consider in determining whether lending discrimination exists, announced a joint policy statement detailing specific discriminatory practices prohibited under the Equal Opportunity Act and the Fair Housing Act. In the policy statement, three methods of proving lending discrimination were identified: (1) overt evidence of discrimination, when a lender blatantly discriminates on a prohibited basis, (2) evidence of disparate treatment, when a lender treats applicants differently based on a prohibited factor even where there is no showing that the treatment was motivated by prejudice or a conscious intention to discriminate against a person, and (3) evidence of disparate impact, when a lender applies a practice uniformly to all applicants, but the practice has a discriminatory effect, even where such practices are neutral on their face and are applied equally, unless the practice can be justified on the basis of business necessity.
  On September 23, 1994, President Clinton signed the Reigle Community Development and Regulatory Improvement Act of 1994 (the "Regulatory Improvement Act"). The Regulatory Improvement Act contains funding for community development projects through banks and community development financial institutions and also numerous regulatory relief provisions designed to eliminate certain duplicate regulations and paperwork requirements.
  On September 29, 1994, President Clinton signed the Reigle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Federal Interstate Bill") which amends federal law to permit bank holding companies to acquire existing banks in any state effective September 29, 1995, and any interstate bank holding company is permitted to merge its various bank subsidiaries into a single bank with interstate branches after May 31, 1997. States have the authority to authorize interstate branching prior to June 1, 1997, or alternatively, to opt out of interstate branching prior to that date. The Georgia Financial Institutions Code was amended in 1994 to permit the acquisition of a Georgia bank or bank holding company by out-of-state bank holding companies beginning July 1, 1995. On September 29, 1995, the interstate banking provisions of the Georgia Code were superseded by the Federal Interstate Bill.
  On January 26, 1996, the Georgia legislature adopted a bill (the "Georgia Intrastate Bill") to permit, effective July 1, 1996, any Georgia bank or group of affiliated banks under one holding company to establish new or additional branch banks in any three counties within the State of Georgia in which it is not currently operating. After July 1, 1998, all restrictions on state-wide branching would be removed. Prior to adoption of the Georgia Intrastate Bill, Georgia only permitted branching via merger or consolidation with an existing bank or in certain other limited circumstances. Although Governor Miller has not yet signed the Georgia Intrastate Bill into law, he is expected to do so.

FDIC INSURANCE ASSESSMENTS FOR THE BANKS.
  The Banks are subject to FDIC deposit insurance assessments for the Bank Insurance Fund (the "BIF"). In the first six months of 1995, the Banks were assessed $.23 per $100 of deposits based upon a risk-based system whereby banks are assessed on a sliding scale depending upon their placement in nine separate supervisory categories, from $.23 per $100 of deposits for the healthiest banks (those with the highest capital, best management and best overall condition) to as much as $.31 per $100 of deposits for the less-healthy institutions, for an average $.259 per $100 of deposits.
  On August 8, 1995, the FDIC lowered the BIF premium for the healthiest banks 83% from $.23 per $100 of deposits to $.04 per $100 of deposits, while retaining the $.31 level for the riskiest banks. The new rate took effect on September 29, 1995. On September 15, 1995, the FDIC refunded $173,000 to the Banks for premium overpayments in the second and third quarter of 1995. On November 14, 1995, the FDIC again lowered the BIF premium for healthy banks from $.04 per $100 of deposits to zero for the highest rated institutions (92% of the industry). As a result, each of the Banks will pay only the legally

--------------------------------------------------------------------------------
required annual minimum payment of $2,000 per year for insurance beginning in January 1996.
  Allied Bank of Georgia has approximately $120 million of deposits which are subject to FDIC deposit insurance assessments for the Savings Association Insurance Fund ("SAIF"). These SAIF deposits are assessed FDIC insurance premiums at a rate of $.23 per $100 of deposits. A summary of expected FDIC insurance premium expense for 1996 based on current deposits and rates is as follows:

                                                              ($ IN THOUSANDS)
Allied Bank of Georgia......................................  $         278
Bank of Morgan County.......................................              2
Bank of Millen..............................................              2
                                                                      -----
Total expected premium......................................  $         282
                                                                      -----
                                                                      -----

  At December 31, 1995, the FDIC deposit insurance premium rates for bank deposits insured by the SAIF were $.23 per $100 while the rate for bank deposits insured by the BIF was $.00 per $100. Congress is considering legislation which, if enacted would consolidate the SAIF and BIF. Prior to consolidation, the SAIF would be recapitalized by a one-time assessment of $.85 per $100 of SAIF insured deposits. Should this one-time assessment of $.85 per $100 of SAIF insured deposits be enacted into law, in the period of enactment the Company would incur a one-time charge to FDIC insurance expense of approximately $1.0 million based on total SAIF deposits of $120 million.

LEGAL PROCEEDINGS

The Company is from time to time subject to legal proceedings relating to the normal business of its banks. Presently, there are no significant legal matters or proceedings in progress.

COMPETITION

All aspects of the Company's business are highly competitive. The Company faces aggressive competition from other lending institutions and from other providers of financial services. The deregulation of financial institutions and the increased ability of nonbanking financial institutions to provide services previously reserved for commercial banks has intensified competition. Because nonbanking financial institutions are not subject to the same regulatory restrictions as banks and bank holding companies, in many instances, they may operate with greater flexibility.

PROPERTIES

The Company's headquarters is located at 149 Main Street in Thomson, Georgia. The Company has 24 banking locations. The Company's largest facility is a 20,000 square-foot building located in Martinez, Georgia. This building, the largest banking facility in Columbia County, serves as a branch office for Allied Bank of Georgia and Knox Mortgage Company. This building is financed by Industrial Development Authority Bonds with a balance outstanding of $1,125,000 at December 31, 1995. Twenty of the Company's banking offices are located in the Augusta Metropolitan Statistical area. (Notes 1 and 10)

EMPLOYEES

At December 31, 1995, the Company and its wholly owned subsidiaries had 299 full-time-equivalent employees. Management believes that its employee relations are satisfactory.

--------------------------------------------------------------------------------

QUARTERLY FINANCIAL DATA (UNAUDITED)

A summary of the unaudited quarterly financial data of the Company for the years ended December 31, 1995 and 1994 is as follows:

1995                                                                    1995 QUARTERS ENDED
--------------------------------------------------------------------------------------------------------
($ IN THOUSANDS, EXCEPT PER SHARE DATA)                      DEC. 31   SEPT. 30    JUNE 30    MARCH 31
--------------------------------------------------------------------------------------------------------
Interest income                                             $  11,110  $  11,038  $  10,734   $  10,755
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
Net interest income                                             6,062      6,104      5,839       6,177
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
Provision for loan losses                                         311         85        100         204
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
Income before provision for income taxes                        3,550      3,241      3,228       3.333
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
Net income                                                      2,428      2,248      2,181       2,305
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
Net income per share                                             0.19       0.18       0.18        0.18
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------

1994                                                                    1994 QUARTERS ENDED
--------------------------------------------------------------------------------------------------------
($ IN THOUSANDS, EXCEPT PER SHARE DATA)                      DEC. 31   SEPT. 30    JUNE 30    MARCH 31
--------------------------------------------------------------------------------------------------------
Interest income                                             $  10,938  $   8,448  $   8,286   $   8,052
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
Net interest income                                             6,466      5,205      5,196       5,011
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
Provision for loan losses                                         300         73         53          63
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
Income before provision for income taxes                        2,857      2,018      2,865       2,820
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
Net income                                                      1,931      1,502      2,065       2,042
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
Net income per share                                             0.15       0.14       0.17        0.17
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------

FOURTH QUARTER 1995 VS. FOURTH QUARTER 1994

  RESULTS OF OPERATIONS

  Net income for the fourth quarter of 1995 was $2.4 million or $.19 per share as compared to $1.9 million or $.15 per share for the fourth quarter of 1994. The increase in net income of $.5 million or $.04 per share was the result of an increase in non-interest income of $.5 million and a decline in non-interest expense of $.6 million offset by a decline in taxable-equivalent net interest income of $.4 million and an increase in provision for income taxes of $.2 million. Non-interest income increased primarily due to increases in net gain on sales of mortgage loans and sales of securities. Mortgage loan origination activity increased during the fourth quarter due to declining interest rates. Non-interest expense declined significantly as the Company eliminated duplicate systems and realized cost savings from the consolidation of the operations of the 1994 Acquisitions. The net interest margin for the fourth quarter declined from 5.61% to 5.27%. Taxable-equivalent net interest income declined due to a decrease in volume and rate primarily caused by increased competition for deposits which resulted in higher deposit rates.

--------------------------------------------------------------------------------

NASDAQ STOCK MARKET DATA

The Company's common stock trades on The NASDAQ Stock Market under the symbol ABGA. The following table shows per share prices as reported by NASDAQ after adjustment for all stock dividends paid and declared through January 31, 1996:

1995                                                 HIGH    LOW    CLOSE
--------------------------------------------------------------------------
Fourth Quarter                                      $11.59  $ 9.32  $ 9.43
--------------------------------------------------------------------------
Third Quarter                                        11.36    9.55   10.45
--------------------------------------------------------------------------
Second Quarter                                       10.45    9.09   10.11
--------------------------------------------------------------------------
First Quarter                                        10.45    8.64   10.00
--------------------------------------------------------------------------
--------------------------------------------------------------------------

1994                                       HIGH    LOW    CLOSE
----------------------------------------------------------------
Fourth Quarter                            $10.91  $ 8.64  $ 8.86
----------------------------------------------------------------
Third Quarter                              11.27   10.00   10.27
----------------------------------------------------------------
Second Quarter                             11.45   10.00   10.73
----------------------------------------------------------------
First Quarter                              11.82   10.55   10.91
----------------------------------------------------------------
----------------------------------------------------------------

  At December 31, 1995, the Company had 12,611,622 shares of common stock outstanding which was held by 1,342 stockholders of record. Total stockholders are estimated to be approximately 2,300.

--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS

Allied Bankshares, Inc. and subsidiaries
($ IN THOUSANDS, EXCEPT SHARE DATA)
-------------------------------------------------------------------------
DECEMBER 31,                                          1995        1994
-------------------------------------------------------------------------
Assets
Cash and Due From Banks                             $  23,494   $  28,159
-------------------------------------------------------------------------
Interest-Bearing Deposits                                 318         918
-------------------------------------------------------------------------
Funds Sold and Securities Purchased Under
  Agreements to Resell                                    870         110
-------------------------------------------------------------------------
Securities Available-For-Sale(1) (Note 3)              96,736      83,641
-------------------------------------------------------------------------
Securities (Note 3) (fair value of $14,143)                --      14,662
-------------------------------------------------------------------------
Mortgage-Backed Securities Available-For-Sale(2)
  (Note 3)                                             76,363      55,069
-------------------------------------------------------------------------
Mortgage-Backed Securities (Note 3) (fair value of
  $8,263)                                                  --       8,796
-------------------------------------------------------------------------
Loans (Notes 4 and 5)                                 308,285     312,580
  Less: Unearned Income                                  (317)       (378)
       Allowance for Loan Losses                       (4,312)     (4,635)
-------------------------------------------------------------------------
       Loans, net                                     303,656     307,567
-------------------------------------------------------------------------
Premises and Equipment, net (Notes 2 and 10)           13,809      13,307
-------------------------------------------------------------------------
Goodwill and Intangible Assets, net (Note 2)           14,473      13,426
-------------------------------------------------------------------------
Other Assets                                            8,680      10,185
-------------------------------------------------------------------------
        Total Assets                                $ 538,399   $ 535,840
-------------------------------------------------------------------------
-------------------------------------------------------------------------

Liabilities
Deposits (Note 7)
  Non-Interest-Bearing                              $  57,706   $  54,097
  Interest-Bearing:
    NOW and Money Market Accounts                      99,514     103,622
    Savings                                            26,324      28,873
    Other Time                                        238,041     228,221
-------------------------------------------------------------------------
        Total Deposits                                421,585     414,813
-------------------------------------------------------------------------
Funds Purchased                                         1,240      12,150
-------------------------------------------------------------------------
Short-Term Borrowings (Note 10)                        39,232      49,485
-------------------------------------------------------------------------
Long-Term Debt (Note 10)                                1,050       1,164
-------------------------------------------------------------------------
Other Liabilities                                       7,657       1,776
-------------------------------------------------------------------------
        Total Liabilities                             470,764     479,388
-------------------------------------------------------------------------

Commitments and Contingencies (Notes 4, 9, 10 and
  11)

Stockholders' Equity (Note 2)
Preferred Stock, $1 par value, 25,000,000 shares
  authorized; none issued                                  --          --
Common Stock, $1 par value, 50,000,000 shares
  authorized;
  12,648,943 shares issued, 12,611,622 shares
  outstanding at December 31, 1995 and
  12,621,877 shares issued and outstanding at
  December 31, 1994                                    12,649      12,622
Additional Paid-In Capital                             34,749      34,520
Retained Earnings                                      18,460      13,311
  Less: Treasury Stock, at cost, 33,927 shares           (348)         --
Unrealized Gains (Losses) on Securities, net            2,125      (4,001)
-------------------------------------------------------------------------
        Total Stockholders' Equity                     67,635      56,452
-------------------------------------------------------------------------
        Total Liabilities and Stockholders' Equity  $ 538,399   $ 535,840
-------------------------------------------------------------------------
-------------------------------------------------------------------------

(1) Includes unrealized gains (losses) on
    securities available-for-sale, net              $   2,449   $  (4,141)
(2) Includes unrealized gains (losses) on
    mortgage-backed securities available-for-sale,
    net                                                   977      (2,125)

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED BALANCE
SHEETS.

--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF INCOME

Allied Bankshares, Inc. and subsidiaries
($ IN THOUSANDS, EXCEPT PER SHARE DATA)

-----------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                              1995     1994     1993
-----------------------------------------------------------------------------
INTEREST INCOME
Interest and Fees on Loans
  Taxable Interest                                  $32,280  $25,163  $22,420
  Tax-Exempt Interest                                   107      162      192
Interest on Mortgage-Backed Securities                4,251    4,060    5,188
Interest on Investment Securities
  Taxable Interest                                    3,850    3,611    3,004
  Tax-Exempt Interest                                 2,650    2,523    2,360
Interest on Funds Sold                                  499      205      199
-----------------------------------------------------------------------------
      Total Interest Income                          43,637   35,724   33,363
-----------------------------------------------------------------------------
INTEREST EXPENSE
Interest on Deposits                                 16,087   12,208   12,190
Interest on Funds Purchased                             212      170       99
Interest on Short-Term Borrowings                     3,073    1,180      730
Interest on Long-Term Debt                               83      288      115
-----------------------------------------------------------------------------
      Total Interest Expense                         19,455   13,846   13,134
-----------------------------------------------------------------------------
Net Interest Income                                  24,182   21,878   20,229
Provision for Loan Losses (Note 5)                      700      489      520
-----------------------------------------------------------------------------
Net Interest Income After Provision for Loan
  Losses                                             23,482   21,389   19,709
-----------------------------------------------------------------------------
NON-INTEREST INCOME
Service Charges on Deposit Accounts                   3,296    2,799    2,094
Gain on Sales of Mortgage Loans Held-For-Sale, net      828      572    1,555
Gain on Sales of Securities, net                        316      326      261
Gain on Sales of Mortgage Servicing Rights               --      207      219
Credit Life Insurance Commissions                       219      146      222
Mortgage Servicing Fees                                 121      150      200
Gain on Sales of Investments in Other Financial
  Institutions                                          155       --      117
Gain on Sale of Databank South, Inc.                     --      119       67
Gain (Loss) on Sales of Fixed Assets                    127       73     (137)
Gain From Premium on Expired Options                     60      106       --
Other Income                                            472      552      473
-----------------------------------------------------------------------------
      Total Non-Interest Income                       5,594    5,050    5,071
-----------------------------------------------------------------------------
NON-INTEREST EXPENSE
Salaries and Other Personnel Benefits (Note 8)        8,014    7,470    6,953
Net Occupancy and Equipment Expense                   2,215    2,198    1,974
Computer Expense                                        846      850      696
FDIC Insurance Premiums                                 660      841      739
Amortization of Goodwill and Intangible Assets        1,189      635      433
Legal and Professional Expense                          443      530      337
Office Supplies                                         466      369      259
Postage Expense                                         310      290      218
Merger Expense                                           --      272       --
Write-Off of Fixed Assets Acquired by Merger             --      198       --
Other Expense                                         1,581    2,226    2,080
-----------------------------------------------------------------------------
      Total Non-Interest Expense                     15,724   15,879   13,689
-----------------------------------------------------------------------------
Income Before Provision for Income Taxes             13,352   10,560   11,091
Provision for Income Taxes (Note 6)                   4,190    3,020    3,222
-----------------------------------------------------------------------------
Net Income                                          $ 9,162  $ 7,540  $ 7,869
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------
Net Income Per Common Share                         $   .73  $   .63  $   .68
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------
Weighted Average Common Shares Outstanding (IN
  THOUSANDS)                                         12,614   11,901   11,611
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED STATEMENTS.

--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

Allied Bankshares, Inc. and subsidiaries
($ IN THOUSANDS, EXCEPT PER SHARE DATA)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                ADDITIONAL                             UNREALIZED GAINS
FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND      COMMON       PAID-IN     RETAINED     TREASURY       (LOSSES) ON
  1993                                                STOCK       CAPITAL     EARNINGS       STOCK      SECURITIES, NET     TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1993                            $  11,578    $  26,571    $   3,886    $      --       $              $  42,035
Net Income                                                 --           --        7,869           --                          7,869
Cash Dividends Declared by Pooled Companies:
  Allied Bankshares, Inc. - $.24 per share                 --           --       (2,533)          --                         (2,533)
  First Savings Bank, F.S.B. - $.10 per share              --           --         (116)          --                           (116)
Issuance of 65,963 Shares Through Dividend
  Reinvestment Plan                                        66          499           --           --                            565
Purchase of Fractional Shares                              --           --           (8)          --                             (8)
Change in Unrealized Gains (Losses) on
  Securities, net                                          --           --           --           --           4,244          4,244
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                             11,644       27,070        9,098           --           4,244         52,056
Net Income                                                 --           --        7,540           --              --          7,540
Cash Dividends Declared by Pooled Companies:
  Allied Bankshares, Inc. - $.29 per share                 --           --       (3,212)          --              --         (3,212)
  First Savings Bank, F.S.B. - $.09 per share              --           --         (107)          --              --           (107)
Issuance of 35,401 Shares Through Dividend
  Reinvestment Plan                                        35          318           --           --              --            353
Purchase of Fractional Shares                              --           --           (8)          --              --             (8)
Issuance of 915,016 Shares for Acquisitions               915        7,072           --           --              --          7,987
Exercise of Stock Options of Acquired Company              28           60           --           --              --             88
Change in Unrealized Gains (Losses) on
  Securities, net                                          --           --           --           --          (8,245)        (8,245)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                             12,622       34,520       13,311           --          (4,001)        56,452
Net Income                                                 --           --        9,162           --              --          9,162
Cash Dividends Declared - $.32 per share                   --           --       (4,013)          --              --         (4,013)
Issuance of 27,066 Shares Through Dividend
  Reinvestment Plan                                        27          229           --           --              --            256
Purchase of 33,927 Shares of Treasury Stock                --           --           --         (348)             --           (348)
Change in Unrealized Gains (Losses) on
  Securities, net, Due to the Reclassification of
  Securities From Held-To-Maturity to
  Available-For-Sale (Note 3)                              --           --           --           --            (135)          (135)
Change in Unrealized Gains (Losses) on
  Securities, net                                          --           --           --           --           6,261          6,261
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                          $  12,649    $  34,749    $  18,460    $    (348)      $   2,125      $  67,635
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED STATEMENTS.

--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS

Allied Bankshares, Inc. and subsidiaries
($ IN THOUSANDS)
---------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                                     1995       1994       1993
---------------------------------------------------------------------------------------------------------
(Decrease) Increase In Cash And Cash Equivalents
  Cash Flows From Operating Activities
    Mortgage Loans Sold                                                   $  49,255  $  38,819  $  67,873
    Interest and Fees on Loans                                               31,969     24,594     22,704
    Interest on Mortgage-backed Securities                                    4,309      4,309      5,184
    Interest on Securities and Interest-bearing Deposits in Banks             6,619      5,600      5,770
    Interest on Funds Sold                                                      499        205        142
    Service Charges on Deposit Accounts                                       3,296      2,799      2,094
    Other Non-Interest Income                                                   812        680        719
    Mortgage Loans Originated for Sale                                      (49,241)   (42,565)   (65,924)
    Interest Paid on Deposits                                               (14,285)   (11,987)   (11,922)
    Interest Paid on Borrowings                                              (3,697)    (1,290)      (971)
    Salaries and Other Personnel Benefits                                    (8,014)    (7,470)    (6,953)
    Other Non-Interest Expense                                               (5,571)    (6,363)    (5,290)
    Income Taxes Paid                                                        (4,565)    (3,322)    (4,642)
    Income Tax Refunds Received                                                 935        479         --
---------------------------------------------------------------------------------------------------------
      Net Cash Provided By Operating Activities                              12,321      4,488      8,784
---------------------------------------------------------------------------------------------------------
  Cash Flows From Investing Activities
    Consideration Paid for Citizens Bank & Trust, net of acquired cash
     equivalents                                                                 --     (7,131)        --
    Consideration Paid for Jefferson Bancshares, Inc., net of acquired
     cash equivalents                                                            --       (842)        --
    Proceeds From Assumption of Branch Deposits                              25,733         --      2,157
    Net Decrease in Interest Bearing Deposits                                   600         13        414
    Proceeds From Sales of Mortgage-Backed Securities                         9,242         --         --
    Principal Payments on Mortgage-Backed Securities Available-For-Sale       6,630     12,612         --
    Principal Payments on Mortgage-Backed Securities                             --        662     43,885
    Purchases of Mortgage-Backed Securities                                 (25,030)   (16,406)   (14,231)
    Proceeds From Maturities of Securities Available-For-Sale                 5,748      4,678         --
    Proceeds From Maturities of Securities                                       --      1,305      4,652
    Proceeds From Sales of Securities Available-For-Sale                      4,491     17,882      4,348
    Purchases of Securities Available-For-Sale                               (1,907)   (22,701)        --
    Purchases of Securities                                                      --     (1,096)   (40,868)
    Proceeds From Premiums on Sales of Securities Options                        60        106         --
    Principal Collected on Loans/(Loans Made to Customers) Net                3,424    (18,654)    (8,550)
    Recoveries on Loans Previously Charged-Off                                  328      2,200        317
    Proceeds From Sale of Investments in Other Financial Institutions           678         --        882
    Purchases of Investments in Other Financial Institutions                   (298)        --         --
    Proceeds From the Sale of Databank South, Inc.                               --        445        253
    Purchases of Premises and Equipment                                        (635)    (1,823)    (1,208)
    Proceeds From Sales of Premises and Equipment                               498        330        240
    Proceeds From Sale of Mortgage Servicing Rights                              --        207        289
    Capitalized Costs of Acquisitions                                            --       (333)        --
    Receivable From Bonding Company                                           1,778     (1,853)        --
    Other, Net                                                                  327       (290)      (148)
---------------------------------------------------------------------------------------------------------
      Net Cash Provided By (Used In) Investing Activities                    31,667    (30,689)    (7,568)
---------------------------------------------------------------------------------------------------------
  Cash Flows From Financing Activities
    Net (Decrease) Increase in Deposits                                     (22,511)   (14,829)    16,595
    Net (Decrease) Increase in Funds Purchased                              (10,910)     1,853      3,807
    Net (Decrease) Increase in Short-term Borrowings                        (10,304)    33,139     (1,480)
    Proceeds From the Issuance of Long-term Debt                                 --         --      5,000
    Repayment of Long-term Debt                                                 (63)    (5,062)       (63)
    Issuance of Common Stock Through Dividend Reinvestment Plan                 256        353        565
    Exercise of Stock Options                                                    --         88         --
    Purchase of Fractional Shares                                                --         (8)        (8)
    Purchase of Treasury Stock                                                 (348)        --         --
    Cash Dividends Paid                                                      (4,013)    (3,319)    (2,649)
---------------------------------------------------------------------------------------------------------
      Net Cash (Used In) Provided By Financing Activities                   (47,893)    12,215     21,767
---------------------------------------------------------------------------------------------------------
      Net (Decrease) Increase in Cash and Cash Equivalents                   (3,905)   (13,986)    22,983
Cash And Cash Equivalents At Beginning of Year                               28,269     42,255     19,272
---------------------------------------------------------------------------------------------------------
Cash And Cash Equivalents At End of Year                                  $  24,364  $  28,269  $  42,255
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED STATEMENTS.

--------------------------------------------------------------------------------

Allied Bankshares, Inc. and subsidiaries
($ IN THOUSANDS)
--------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                                    1995       1994       1993
--------------------------------------------------------------------------------------------------------
Net Income                                                               $   9,162  $   7,540  $   7,869
--------------------------------------------------------------------------------------------------------
Adjustments To Reconcile Net Income To Net Cash Provided By Operating
  Activities
  Depreciation and Amortization                                              2,123      1,759      2,002
  Provision for Loan Losses                                                    700        489        520
  Gain on Sales of Mortgage Loans Held-For-Sale, net                          (828)      (572)    (1,555)
  Gain on Sales of Securities, net                                            (316)      (326)      (261)
  Gain on Sale of Databank South, Inc.                                          --       (119)       (67)
  Gain on Sales of Mortgage Servicing Rights                                    --       (207)      (219)
  Gain on Sales of Investments in Other Financial Institutions                (155)        --       (117)
  (Gain) Loss on Sales of Fixed Assets                                        (127)       (73)       137
  Writedown of Fixed Assets Acquired by Merger                                  --        198         --
  Gain From Premiums on Expired Options                                        (60)      (106)        --
  Decrease (Increase) in Mortgage Loans Held-For-Sale                           14     (3,746)     1,942
  Increase in Interest Receivable                                             (173)    (1,226)       (17)
  Increase (Decrease) in Other Assets, net                                      20        131        (92)
  Increase in Interest Payable                                               1,473        569        241
  (Benefit) Provision for Deferred Taxes                                    (1,558)     1,732         66
  Increase (Decrease) in Income Taxes Payable                                2,117     (1,555)    (1,175)
  Increase in Other Liabilities, net                                           (71)        --       (490)
--------------------------------------------------------------------------------------------------------
    Total Adjustments                                                        3,159     (3,052)       915
--------------------------------------------------------------------------------------------------------
Net Cash Provided By Operating Activities                                $  12,321  $   4,488  $   8,784
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
Non-Cash Transactions:
  Change in Unrealized Gain (Loss) on Securities Available-For-Sale      $   6,590  $  (8,411)
  Change in Unrealized Gain (Loss) on Mortgage-Backed Securities
    Available-For-Sale                                                       3,102     (4,286)
  Transfer of Mortgage Loans Held-For-Sale to Mortgage Loans
    Held-For-Investment at Fair Value                                           --      6,882

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED STATEMENTS.

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Allied Bankshares, Inc. and subsidiaries
December 31, 1995, 1994 and 1993

NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of the Company are in accordance with generally accepted accounting principles and conform to general practices within the banking and mortgage banking industries. The significant accounting and reporting policies of the Company not described elsewhere in these notes to consolidated financial statements are discussed below.

NATURE OF OPERATIONS. Allied Bankshares, Inc. and subsidiaries (the "Company") is a multibank holding company engaged primarily in the banking business in East Central Georgia. Through a subsidiary, the Company also engages in the mortgage banking business. The Company's three full service community banks offer full service banking and financial services to individuals and businesses. The Company does not offer trust or brokerage services.

USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates; however, in the opinion of management such variances would not be material to the financial position or results of operations of the Company.

CONSOLIDATION. The consolidated financial statements include the accounts of Allied Bankshares, Inc. (the "Parent Company") and its wholly-owned subsidiaries after elimination of all significant intercompany balances and transactions. Results of operations of companies purchased are included from the dates of acquisition. (Note 2).

PREMISES AND EQUIPMENT. Premise and equipment are stated at cost, less accumulated depreciation and amortization. For financial reporting purposes, depreciation and amortization are provided using primarily the straight-line method over the estimated useful lives or lease terms of the assets, which are as follows: buildings 15 to 30 years; furniture and equipment 3 to 10 years. Leasehold improvements are amortized over the term of the lease or the estimated life of the improvements, whichever is shorter.
  Premises and equipment at December 31, 1995 and 1994 consisted of the following:

                                            1995       1994
--------------------------------------------------------------
                                            ($ IN THOUSANDS)
Land                                      $   1,703  $   1,558
Buildings and Improvements                   13,082     12,346
Furniture and Equipment                       7,781      7,346
--------------------------------------------------------------
                                             22,566     21,250
Less Accumulated Depreciation and
  Amortization                               (8,757)    (7,943)
--------------------------------------------------------------
Premises and Equipment, net               $  13,809  $  13,307
--------------------------------------------------------------
--------------------------------------------------------------

GOODWILL AND INTANGIBLE ASSETS. Goodwill from purchased companies is being amortized using the straight-line method over 15 to 25 years. Other intangible assets represent premiums paid for deposits and are being amortized using the straight-line method over periods not exceeding 10 years.

IMPAIRMENT OF LONG-LIVED ASSETS AND INTANGIBLES. In March 1995, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("FAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("FAS 121"). This statement requires that long-lived assets and certain identifiable intangibles be reviewed whenever events or circumstances change which might cause impairment of the asset. The Company will adopt FAS 121 on January 1, 1996, and does not expect the effect of implementation of this statement to be material to its results of operations or financial position.

LOANS. Interest income on loans is accrued based upon the outstanding principal amounts except for those classified as nonaccrual loans. The accrual of interest is discontinued when it appears that future collection of principal or interest in accordance with the contractual terms of the loan agreement may be doubtful. Interest income on nonaccrual loans is recognized on a cash basis unless there is doubt about the collectibility of principal. The policy of the Company is to reverse all previously accrued interest when a loan is classified as nonaccrual.
  A loan is considered impaired when, based on current information and events, it is probable that

--------------------------------------------------------------------------------
the Company will be unable to collect all amounts due according to the contractual amounts of the loan agreement. Once a loan is determined to be impaired, the loan is placed on nonaccrual status and the amount of impairment is measured, based on the present value of future expected cash flows or the fair value of the collateral, less estimated selling costs, if the loan is collateral dependent or foreclosure is probable.
  On January 1, 1995, the Company adopted FAS No. 114, "Accounting by Creditors for Impairment of a Loan" as amended by FAS No. 118 "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures-an amendment of FASB Statement No. 114" ("FAS 114").
  The adoption of FAS 114 had no significant impact on the Company's financial position and results of operations.

OTHER REAL ESTATE. Other real estate includes foreclosed properties. Such properties are carried at the lower of the recorded investment in the loan or fair value of the foreclosed properties, less estimated selling costs. The recorded investment is the sum of the outstanding principal loan balance plus any accrued interest that has not been received and acquisition costs associated with the property. Any excess of the recorded investment over the fair value of the property at the time of foreclosure is charged to the allowance for loan losses. Any subsequent write-downs are charged against non-interest expense. Revenues and expenses associated with operating or disposing of foreclosed properties are recorded during the period in which they are incurred.

ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is based upon the Company's current loss experience, management's overall evaluation of the inherent risks in the loan portfolio and detailed evaluations of the collectibility of the loans and the underlying value of the collateral.

LOAN ORIGINATION FEES AND RELATED COSTS. Fees and direct costs associated with the loan origination process are deferred and amortized as level yield adjustments over the respective loan terms. Fees received for providing loan commitments and letters of credit facilities are deferred until the loan is advanced and then recognized over the term of the loan as an adjustment of the yield. Fees on commitments and letters of credit that expire are recognized as noninterest income.

LOANS HELD-FOR-SALE. Loans held-for-sale consists of mortgage loans originated by Knox Mortgage Company which are held for short periods and then sold and are carried at the lower of cost or fair market value.

INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES. Effective December 31, 1993, the Company adopted FAS 115 "Accounting for Certain Investments in Debt and Equity Securities." Debt and equity securities are classified into one of three categories: held-to-maturity, available-for-sale, or trading. Securities classified as held-to-maturity are carried at amortized cost as the Company has the ability and the positive intent to hold those securities to maturity. The Company had no securities classified as trading at December 31, 1995 and 1994. Securities not classified as either trading or held-to-maturity are classified as available-for-sale and measured at fair value. Unrealized gains and losses for available-for-sale securities are excluded from earnings and reported net of taxes as a separate component of stockholders' equity. Available-for-sale securities includes securities that management intends to use as a part of the Company's asset/liability management strategy or that may be sold in response to changes in interest rates, liquidity needs, or for other purposes.
  On December 1, 1995, the Company changed the classification for all held-to-maturity securities to available-for-sale as permitted by the FASB Special Report entitled "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities". Accordingly, at December 31, 1995, all investment and mortgage-backed securities were classified as available-for-sale (Note 3).
  Amortization of premium and accretion of discount are computed under the interest method. Realized and unrealized gains and losses are determined using the specific identification method.

DERIVATIVE FINANCIAL INSTRUMENTS. FAS No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments" ("FAS 119") broadens the disclosure requirements for all derivative financial instruments. The Company adopted FAS 119 effective January 1, 1995. The effect of the adoption was immaterial to the Company's financial position and results of operations. The Company does not engage in interest-rate exchange or hedging transactions. The Company may, on occasion, write covered call options on securities it owns (Note 11).

--------------------------------------------------------------------------------

MORTGAGE BANKING ACTIVITIES. In May 1995, the FASB issued FAS No. 122, "Accounting for Mortgage Servicing Rights, an amendment of FAS No. 65" ("FAS 122"), which requires that a mortgage banking enterprise measure originated mortgage servicing rights at cost by allocating the cost of mortgage loans between the mortgage servicing rights and the mortgage loans (without the mortgage servicing rights) based on their relative fair values if it sells or securitizes mortgage loans and retains the servicing rights and if it is practicable to estimate their fair values.
  The Company plans to adopt FAS 122 effective January 1, 1996, and expects that the effect of adoption will not significantly impact its financial position or results of operations.

INCOME TAXES. Balance sheet amounts of deferred income taxes are recognized using an asset and liability method based on the temporary differences between the bases of assets and liabilities as measured by tax laws and their bases as reported in the financial statements. The effect on deferred taxes of a change in the tax rates is recognized in income in the period that includes the enactment date (Note 6).

SHARE INFORMATION. Earnings per common share are based on the weighted average common shares and common stock equivalents outstanding during the period. All prior years' share and per share data have been restated for the effect of all stock dividends paid or declared by the Company through January 31, 1996 including a 10% stock dividend declared in January 1996 payable on March 1, 1996. The Board of Directors has authorized the repurchase of shares of the Company's common stock to be held by the Company for general corporate purposes. During 1995, the Company repurchased 33,927 shares of its common stock which is being held as treasury stock.

DIVIDENDS AND CAPITAL REQUIREMENTS. Substantially all of the retained earnings of the Parent Company are undistributed earnings of its banking subsidiaries, which are restricted as to payment to the Parent Company by various regulations administered by bank regulatory authorities. These regulations require each subsidiary bank to maintain minimum capital ratios. Also, dividends exceeding 50% of the prior year's net income must be approved by the regulatory authorities. Retained earnings of the banking subsidiaries of the Company which are available to be paid to the Parent Company in the form of dividends under these regulations and without prior approval were approximately $5.0 million at December 31, 1995. At December 31, 1995, the Company and each of its bank subsidiaries have capital in excess of fully phased-in minimum requirements.

CASH FLOWS. For purposes of the statement of cash flows, cash and cash equivalents include cash and due from banks, funds sold and securities purchased under agreements to resell. Generally, funds are sold for one-day periods. Maturities of cash equivalents are not greater than 90 days from the date of purchase.

BASIS OF PRESENTATION. Certain 1994 and 1993 amounts have been reclassified to conform with the 1995 presentation.

NOTE 2  BUSINESS COMBINATIONS

During 1994 the Company was a party to business combinations as described below:

INSTITUTION                                ASSETS      LOANS     DEPOSITS     EQUITY
--------------------------------------------------------------------------------------
                                                        ($ IN THOUSANDS)
Jefferson Bancshares, Inc. ("Jefferson")  $  14,328  $   8,990   $  12,143   $   2,131
Citizens Bank & Trust ("Citizens")           67,086     48,087      54,408       7,739
First Savings Bank, FSB ("First")            78,687     65,049      67,389       6,714

  On September 30, 1994, the Company acquired 100% of the outstanding stock of First in exchange for 1,137,849 shares of the Company's common stock. The acquisition of First has been accounted for as a pooling of interests and accordingly, the accompanying consolidated financial statements for prior periods presented have been restated. The following table shows the effect of the results of operations of First for the periods prior to the combination:

                                            1994       1993
--------------------------------------------------------------
                                            ($ IN THOUSANDS)
Net Interest Income:
  Allied                                  $  19,469  $  16,926
  First                                       2,409      3,303
--------------------------------------------------------------
  Total Net Interest Income               $  21,878  $  20,229
--------------------------------------------------------------
--------------------------------------------------------------
Net Income:
  Allied                                  $   7,115  $   6,919
  First                                         425        950
--------------------------------------------------------------
  Total Net Income                        $   7,540  $   7,869
--------------------------------------------------------------
--------------------------------------------------------------

  Merger expenses of $272,000 related to the First acquisition were charged to expense in 1994. Additionally in 1994, the Company wrote off $198,000 related to fixed assets of First.

--------------------------------------------------------------------------------

  On September 30, 1994, the Company acquired 100% of the outstanding stock of Jefferson and its wholly owned banking subsidiary, Bank of Jefferson County ("Jefferson Bank") in exchange for 155,344 shares of common stock of the Company and $1.4 million in cash. On the acquisition date Jefferson was merged into the Parent Company and Jefferson Bank was merged into Allied Bank of Georgia.
  On September 6, 1994, the Company acquired 55% of the outstanding stock of Citizens for $9.3 million in cash. On September 30, 1994, the remaining 45% of Citizens was acquired in exchange for 759,672 shares of common stock of the Company. Citizens was merged into Allied Bank of Georgia on the acquisition date.
  The acquisitions of Jefferson and Citizens were accounted for as purchases and the results of operations are included in the consolidated statement of income from the date of acquisition.
  Had the acquisitions of Jefferson and Citizens occurred on January 1, 1993, unaudited consolidated results of operations on a pro forma basis after considering the effect of the pooling of interests, discussed above, would have been as follows:

                                            1994       1993
--------------------------------------------------------------
                                            ($ IN THOUSANDS
                                                 EXCEPT
                                            PER SHARE DATA)
Net Interest Income                       $  24,876  $  23,605
--------------------------------------------------------------
--------------------------------------------------------------
Net Income                                $   7,265  $   7,748
--------------------------------------------------------------
--------------------------------------------------------------
Earnings Per Share                        $    0.57  $    0.62
--------------------------------------------------------------
--------------------------------------------------------------

  The Jefferson and Citizens acquisitions resulted in $.6 million and $8.2 million of goodwill, respectively, which is being amortized on a straight-line basis over 15 years.
  In connection with the acquisitions there were no material intercompany transactions and no material differences in accounting policies and procedures.

PURCHASE OF DEPOSITS AND BRANCH. On May 12, 1995, the Company purchased a branch banking location in Washington, Georgia from First Union National Bank of Georgia for a deposit premium of $2.2 million. The Company received $25.7 million in cash in connection with the purchase as follows:

                                          ($ IN THOUSANDS)
Loans                                          $  (272)
Fixed Assets                                    (1,246)
Deposit Premium                                 (2,183)
Other                                              (52)
Deposits Acquired                               29,283
Interest Payable on Deposits                       203
----------------------------------------------------------
Net Cash Received                              $25,733
----------------------------------------------------------
----------------------------------------------------------

PURCHASE AND SALE OF SUBSIDIARY. On May 28, 1992, the Company sold its 100% ownership of the stock of its data processing subsidiary, Databank South, Inc. for $1.8 million. The sale resulted in a total gain of $.5 million, of which $.3 million was recognized in 1992 and the remaining deferred gain of $.2 million was to be recognized as the remaining payments on the note receivable of $.7 million from the sale were collected. Monthly payments of $25,000, including interest at 8%, were due through July 1995. For 1993 collections on the note totaled $.3 million resulting in the recognition of $.1 million of the deferred gain. During 1994 the note was paid in full resulting in the recognition of the remaining deferred gain in the amount of $.1 million.
  Concurrent with the sale of Databank South, Inc. in 1992, the Company and its subsidiaries entered into a 4 year data processing contract with Databank South, Inc. (now named Provesa) which management believes is priced at current market rates.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTE 3  SECURITIES

Investment securities and mortgage-backed securities were as follows at December 31, 1995, and 1994:

AVAILABLE-FOR-SALE

                                                 1995                                                1994
                           -------------------------------------------------   -------------------------------------------------
                           AMORTIZED                 UNREALIZED   UNREALIZED   AMORTIZED                 UNREALIZED   UNREALIZED
                              COST      FAIR VALUE     GAINS        LOSSES        COST      FAIR VALUE     GAINS        LOSSES
--------------------------------------------------------------------------------------------------------------------------------
                                                                     ($ IN THOUSANDS)
U.S. Treasuries             $ 45,059     $ 46,077      $1,028        $  10      $ 47,298     $ 44,501      $    9       $2,806
U.S. Government Agencies       5,199        5,267         154           86            --           --          --           --
Obligations of States and
  Political Subdivisions      39,831       41,087       1,422          166        37,413       36,072         517        1,858
Other Securities               4,198        4,305         158           51         3,071        3,068          --            3
--------------------------------------------------------------------------------------------------------------------------------
  Total                       94,287       96,736       2,762          313        87,782       83,641         526        4,667
Mortgage-backed
  Securities                  75,386       76,363       1,247          270        57,194       55,069         305        2,430
--------------------------------------------------------------------------------------------------------------------------------
  Total                     $169,673     $173,099      $4,009        $ 583      $144,976     $138,710      $  831       $7,097
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------


HELD-TO-MATURITY

                                                 1995                                                1994
                           -------------------------------------------------   -------------------------------------------------
                           AMORTIZED                 UNREALIZED   UNREALIZED   AMORTIZED                 UNREALIZED   UNREALIZED
                              COST      FAIR VALUE     GAINS        LOSSES        COST      FAIR VALUE     GAINS        LOSSES
--------------------------------------------------------------------------------------------------------------------------------
                                                                     ($ IN THOUSANDS)
U.S. Treasuries             $     --     $     --      $   --        $  --      $  3,655     $  3,511      $   --       $  144
U.S. Government Agencies          --           --          --           --         5,646        5,347           5          304
Obligations of States and
  Political Subdivisions          --           --          --           --         5,361        5,285          49          125
--------------------------------------------------------------------------------------------------------------------------------
  Total                           --           --          --           --        14,662       14,143          54          573
Mortgage-backed
  Securities                      --           --          --           --         8,796        8,263          46          579
--------------------------------------------------------------------------------------------------------------------------------
  Total                     $     --     $     --      $   --        $  --      $ 23,458     $ 22,406      $  100       $1,152
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

  The amortized cost and estimated fair value of securities at December 31, 1995, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                           AMORTIZED     FAIR
AVAILABLE-FOR-SALE                           COST        VALUE
----------------------------------------------------------------
                                             ($ IN THOUSANDS)
Due Within 1 Year                          $   4,711   $   4,771
Due After 1 Year Through 5 Years              56,265      57,816
Due After 5 Years Through 10 Years             7,566       7,945
Due After 10 Years                            25,745      26,204
Mortgage-backed Securities                    75,386      76,363
----------------------------------------------------------------
Total                                      $ 169,673   $ 173,099
----------------------------------------------------------------
----------------------------------------------------------------

  Proceeds from sales of securities were $13.7 million, $17.9 million, and $4.3 million, in 1995, 1994 and 1993, respectively. Realized gains were $462,000, $326,000, and $261,000. Realized losses were $146,000, $0.0 and $0.0. All securities sold in 1995 and 1994 were from the available-for-sale classification. The income tax provisions applicable to securities transactions for the years 1995, 1994 and 1993 were approximately $120,000, $117,000, and $89,000, respectively.
  The carrying amount of investment securities pledged to secure public deposits, trust and other funds and short-term borrowings was $94.6 million and $91.0 million at December 31, 1995 and 1994, respectively. No securities of a single issuer, excluding U.S. Government and U.S. Government agencies, held by the Company exceeded 10% of total stockholders' equity in 1995 and 1994. The Company's investment securities portfolio at December 31, 1995 and 1994, included state, county and municipal obligations with a carrying value of $41.1 million and $41.4 million, respectively, which were all issued by the State of Georgia or

--------------------------------------------------------------------------------
counties and municipalities within the State of Georgia.
  The Company acquired certain derivative marketable securities in connection with its 1994 Acquisitions (Note 2). The Company has not and does not intend to purchase additional derivative securities. At December 31, 1995 and 1994, derivative marketable securities were as follows:

                           1995                  1994 (1)
                  ----------------------  ----------------------
                   AMORTIZED     FAIR      AMORTIZED     FAIR
                     COST        VALUE       COST        VALUE
----------------------------------------------------------------
                                 ($ IN THOUSANDS)
Collateralized
  Mortgage
  Obligations      $   4,471   $   4,252   $   7,436   $   6,568
Step-up Bonds          2,497       2,489       2,896       2,573
----------------------------------------------------------------
Total              $   6,968   $   6,741   $  10,332   $   9,141
----------------------------------------------------------------
----------------------------------------------------------------

  (1) ALL DERIVATIVE MARKETABLE SECURITIES WERE CLASSIFIED AS HELD-TO-MATURITY AT DECEMBER 31, 1994.

TRANSFER OF SECURITIES FROM HELD-TO-MATURITY TO AVAILABLE-FOR-SALE. On December 1, 1995 the Company reassessed the appropriateness of the classifications of all securities held at that time and determined that all securities classified as held-to-maturity should be reclassified as available-for-sale in accordance with the one-time reassessment prescribed by the FASB Special Report "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities". The amortized cost, fair value, unrealized gain and unrealized loss on the date of transfer, December 1, 1995, for all securities transferred, was as follows:

                                           AMORTIZED     FAIR      UNREALIZED     UNREALIZED
                                             COST        VALUE        GAIN           LOSS
----------------------------------------------------------------------------------------------
                                                            ($ IN THOUSANDS)
U.S. Treasuries                            $   3,258   $   3,285    $      30      $       3
U.S. Government Agencies                       5,341       5,254           11             98
Obligations of States and Political
  Subdivisions                                 5,415       5,597          188              6
----------------------------------------------------------------------------------------------
Total                                         14,014      14,136          229            107
Mortgage-backed securities                     8,871       8,532           76            415
----------------------------------------------------------------------------------------------
Total Securities Transferred               $  22,885   $  22,668    $     305      $     522
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------

NOTE 4  LOANS

The composition of the Company's loan portfolio at December 31, 1995 and 1994 was as follows:

                                            1995       1994
--------------------------------------------------------------
                                            ($ IN THOUSANDS)
Commercial, Financial and Agricultural    $  49,551  $  48,325
Real Estate:
  Construction                                9,841     12,257
  Mortgage                                   53,050     55,829
  Other                                     153,665    145,165
Consumer                                     39,775     49,415
Mortgage Loans Held For Sale                  2,403      1,589
--------------------------------------------------------------
Total loans                               $ 308,285  $ 312,580
--------------------------------------------------------------
--------------------------------------------------------------

  The Company through its subsidiaries, makes consumer, commercial, residential mortgage and construction loans to customers mostly in the East Central part of Georgia. Although the Company has a diversified loan portfolio, a substantial portion of its debtors' ability to pay is dependent upon the residential and commercial real estate sector of the economy.
  In the normal course of business the Company extends loans to its directors, executive officers, principal stockholders and their affiliates at terms and rates comparable, in the opinion of management, to other loans of similar credit risk. These loans to 32 persons and their related interests totaled approximately $8.3 million and $8.2 million at December 31, 1995 and 1994, respectively. During 1995, additional loans of $3.4 million were made and repayments totaled $3.3 million. None of these loans were restructured or on nonaccrual status as of December 31, 1995 and 1994.
  At December 31, 1995 and 1994, the Company had outstanding irrevocable letters of credit aggregating $.6 million and $1.4 million, respectively.
  Nonperforming assets at December 31, 1995 and 1994 were as follows:

                                            1995       1994
--------------------------------------------------------------
                                            ($ IN THOUSANDS)
Nonaccrual loans                          $   1,785  $   2,064
Accruing loans past due 90 days or more       2,193      2,458
Other real estate owned                       2,218      1,676
--------------------------------------------------------------
Total nonperforming assets                $   6,196  $   6,198
--------------------------------------------------------------
--------------------------------------------------------------

  During 1995, 1994 and 1993 no interest income was recognized on nonaccrual loans. If the nonaccruing loans had been accruing interest under their original terms, $.2 million, $.2 million, and $.1 million of additional interest income would have been recognized in 1995, 1994 and 1993, respectively.

--------------------------------------------------------------------------------

  At December 31, 1995 and 1994, the Company's investment in impaired loans and the related allowance was as follows:

                                            1995       1994
--------------------------------------------------------------
                                            ($ IN THOUSANDS)
Loans for which a valuation allowance is
  required                                $     882  $   1,026
Loans for which no valuation allowance
  is required                                 1,136      2,600
--------------------------------------------------------------
Total impaired loans                      $   2,018  $   3,626
--------------------------------------------------------------
--------------------------------------------------------------

  At December 31, 1995 and 1994, the required valuation allowances of $.9 million and $1.0 million, respectively, were included in the Company's allowance for loan losses of $4.3 million and $4.6 million, respectively (Note 5).

NOTE 5  ALLOWANCE FOR LOAN LOSSES

Transactions in allowance for loan losses for the years ended December 31, 1995, 1994 and 1993 were as follows:

                                            1995       1994       1993
-------------------------------------------------------------------------
                                                 ($ IN THOUSANDS)
Balance, beginning of year                $   4,635  $   3,848  $   3,920
Provision for loan losses                       700        489        520
Allowances of purchased banks                    --        856         46
Recoveries on loans previously charged
  off                                           328      2,200        317
Loans charged off                            (1,351)    (2,758)      (955)
-------------------------------------------------------------------------
Balance, end of year                      $   4,312  $   4,635  $   3,848
-------------------------------------------------------------------------
-------------------------------------------------------------------------

  It is the opinion of management that the allowance for loan losses was adequate at December 31, 1995, based on known conditions. However, ultimate losses may vary from management's estimates. Any necessary adjustments are reported in the periods when they become known.

NOTE 6  INCOME TAXES

The provision for income taxes for the three years ended December 31, 1995 was as follows:

                                            1995       1994       1993
-------------------------------------------------------------------------
                                                 ($ IN THOUSANDS)
Provision for federal income taxes:
  Current                                 $   5,234  $   1,370  $   2,894
  (Prepaid) deferred                         (1,314)     1,383         61
-------------------------------------------------------------------------
    Total provision for federal income
      taxes                                   3,920      2,753      2,955
-------------------------------------------------------------------------
Provision (benefit) for state income
  taxes:
  Current                                       514        (82)       262
  Deferred                                     (244)       349          5
-------------------------------------------------------------------------
    Total provision for state income
      taxes                                     270        267        267
-------------------------------------------------------------------------
      Total                               $   4,190  $   3,020  $   3,222
-------------------------------------------------------------------------
-------------------------------------------------------------------------

  The Company's provision for income taxes for the three years ended December 31, 1995 differs from the amount computed by applying the statutory federal income tax rate of 35% for 1995 and 34% for 1994 and 1993 to income before income taxes. A reconciliation of that difference was as follows:

                                            1995       1994       1993
-------------------------------------------------------------------------
                                                 ($ IN THOUSANDS)
Tax provision at federal statutory rate   $   4,673  $   3,591  $   3,771
Increase (decrease) resulting from:
  Tax-exempt interest                          (947)      (958)      (883)
  State income taxes, net of federal
    benefit                                     175        176        174
  Disallowed interest deduction                 106         84         70
  Amortization of intangible assets             251         94         44
  Recapture previously untaxed loan loss
    reserve from acquired entity                 --        273         --
  Restoration of deferred tax asset from
    acquired entity                              --       (240)        --
  Other                                         (68)        --         46
-------------------------------------------------------------------------
    Total                                 $   4,190  $   3,020  $   3,222
-------------------------------------------------------------------------
-------------------------------------------------------------------------

  Temporary differences resulting in deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994 were as follows:

                                                           DEFERRED TAX
                                          ----------------------------------------------
                                                   1995                    1994
                                          ----------------------  ----------------------
                                           ASSETS    LIABILITIES   ASSETS    LIABILITIES
----------------------------------------------------------------------------------------
                                                         ($ IN THOUSANDS)
Loan loss reserve                         $     788          --   $   1,025   $      --
Unrealized gains/losses on securities
  available-for-sale                             --       1,301       2,265          --
Depreciation                                     --         353          --         325
Accretion discount on securities                 --           1          --         269
Mark-to-market of mortgage-backed
  securities                                     38          --          --       1,428
Net operating loss carryforward from
  acquired entity                               238          --         215          --
Other                                            13          (1)         --          93
----------------------------------------------------------------------------------------
  Total deferred federal income taxes     $   1,077   $   1,654   $   3,505   $   2,115
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

  The Company and its subsidiaries file consolidated tax returns where permissible. Each subsidiary remits current taxes to or receives current refunds from the Parent Company based on what would be required had the subsidiary filed an income tax return as a separate entity.

--------------------------------------------------------------------------------

NOTE 7  DEPOSITS AND RESERVE REQUIREMENTS

Included in non-interest-bearing deposits at December 31, 1995 and 1994, are various state, county and municipal deposits aggregating approximately $7.4 million and $5.5 million, respectively. In addition, state, county and municipal deposits in interest-bearing deposits approximated $37.0 million, and $49.0 million at December 31, 1995 and 1994, respectively.
  Included in other time deposits at December 31, 1995 and 1994, are certificates of deposit in denominations of $100,000 or more aggregating approximately $49.3 million and $53.6 million, respectively.
  The Federal Reserve Board requires that the Company's subsidiary banks maintain reserves based on their average deposits in the form of vault cash and average deposit balances at correspondent banks which are members of the Federal Reserve Bank. For the year ended December 31, 1995, the Company's subsidiary banks' reserve requirements averaged approximately $4.7 million.

NOTE 8  EMPLOYEE BENEFITS

The Company has a qualified profit-sharing plan which covers substantially all full-time employees. Contributions by the Company are discretionary and amounted to $423,000, $247,000, and $78,000 for the years ended December 31, 1995, 1994 and 1993, respectively.
  The Company does not provide any significant post-retirement or post-employment benefits.

NOTE 9  COMMITMENTS AND CONTINGENCIES

LITIGATION. Management, after consultation with legal counsel, is not aware of any significant litigation or claims against the Company. In the normal course of business the Company may become subject to such litigation or claims.

PROPOSED ONE-TIME FDIC INSURANCE PREMIUM ASSESSMENT OF SAIF DEPOSITS. Congress is considering legislation which, if enacted, would consolidate the Savings Association Insurance Fund ("SAIF") and the Bank Insurance Fund. Prior to consolidation, the SAIF would be recapitalized by a one-time assessment of $.85 per $100 of SAIF insured deposits. Should this one-time assessment of $.85 per $100 of SAIF insured deposits be enacted into law, in the period of enactment, the Company would incur a one-time charge to FDIC insurance expense of $1.0 million based on total SAIF deposits of $120 million.

NOTE 10  LONG-TERM DEBT AND SHORT-TERM BORROWINGS

The Company's long-term debt at December 31, 1995 and 1994 consisted of the following:

                                            1995       1994
--------------------------------------------------------------
                                            ($ IN THOUSANDS)
Industrial Development Authority Bonds
  bearing interest at 75% of the daily
  bank prime rate, as defined (6.375% at
  December 31, 1995), secured by a bank
  building and land with a net book
  value of $1.7 million. Interest is
  payable quarterly, with annual
  principal reductions due through 2005.  $   1,125      1,175
Other                                            38         51
Less current maturities                        (113)       (62)
--------------------------------------------------------------
    Total Long-term Debt                  $   1,050  $   1,164
--------------------------------------------------------------
--------------------------------------------------------------

  Short-term borrowings and related interest rates at December 31, 1995 and 1994 consisted of the following:

                                                   1995                     1994
                                          -----------------------  -----------------------
                                             RATE       AMOUNT        RATE       AMOUNT
------------------------------------------------------------------------------------------
                                                          ($ IN THOUSANDS)
Repurchase agreements                          5.30%   $   8,504        5.34%   $  28,518
Bank line of credit                              --           --        7.25        9,835
Advances From Federal Home Loan Bank           6.76       29,000        4.99        7,500
U.S. Treasury tax and loan and other           5.30        1,615        5.25        3,570
Current maturities of long-term debt           6.38          113        6.38           62
------------------------------------------------------------------------------------------
    Total Short-term Borrowings                        $  39,232                $  49,485
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------

  Parent Company short-term borrowings at December 31, 1995 and 1994 consisted of the following:

                                                   1995                     1994
                                          -----------------------  -----------------------
                                             RATE       AMOUNT        RATE       AMOUNT
------------------------------------------------------------------------------------------
                                                          ($ IN THOUSANDS)
Repurchase agreements                          5.30%   $   3,250        5.34%   $   6,675
Bank line of credit                              --           --        7.25        9,835
------------------------------------------------------------------------------------------
    Total Parent Company short-term
      borrowings                                       $   3,250                $  16,510
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

  The Company's principal payments on long-term debt due after 1995 are as follows:

      YEAR                                                     AMOUNT
      --------------------------------------------------------------------
                                                          ($ IN THOUSANDS)
      1996                                                     $  113
      1997                                                        113
      1998                                                        112
      1999                                                        100
      2000                                                        100
      Thereafter                                                  625
      --------------------------------------------------------------------
          Total long-term debt                                 $1,163
          Less current maturities                                (113)
      --------------------------------------------------------------------
          Total long-term debt                                 $1,050
      --------------------------------------------------------------------
      --------------------------------------------------------------------

  The Company, through its subsidiary bank, Allied Bank, had a line of credit for $50.0 million with the Federal Home Loan Bank of Atlanta (the "FLHB") at December 31, 1995 and 1994 which was available for either long-term or short-term borrowings. FHLB advances are secured by residential (1-4 units) first mortgage loans of Allied Bank including Knox Mortgage Company, a wholly owned subsidiary of Allied Bank. Allied Bank is required to maintain at all times unencumbered first mortgage collateral or pledged investment securities with a lendable collateral value, as determined by FHLB, at least equal to 100% of Allied Bank's outstanding advances. Also, Allied Bank is required to purchase capital stock of FHLB equal to 5% of the outstanding credit drawn under the line. This stock is pledged to FHLB as additional collateral. Interest is paid by Allied Bank monthly either based on the short-term overnight daily rate set by FHLB or, in the case of fixed rate short-term borrowings, the agreed upon rate. Short-term borrowings due FHLB at December 31, 1995 and 1994 were $29.0 million, and $7.5 million, respectively. Available borrowings under the line at December 31, 1995 and 1994 were $21.0 million and $42.5 million, respectively.
  In January 1996, the Company increased its total line of credit from the Federal Home Loan Bank of Atlanta from $50.0 million to $60.0 million. Subsequent thereto, the Company borrowed an additional $25.0 million and purchased $22.6 million of mortgage-backed securities.
  At December 31, 1995, the Company had available a short-term line of credit of $15 million with First Union National Bank of Georgia which was secured by 100% of the stock of its three subsidiary banks. Interest is payable quarterly at the Federal Funds rate plus 1%. At December 31, 1995, no balance was outstanding under this line.
  Additionally, the three subsidiary banks had short-term lines of credit available to be used for funds purchased totalling $12 million at December 31, 1995, of which $1.2 million was outstanding and $10.8 million was available.

NOTE 11  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates, including commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of these instruments reflect the extent of involvement the Company has in particular classes of financial instruments.
  The Company's exposure to credit loss in the event of nonperformance by the counterparty to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being funded, the total commitment amounts do not necessarily represent future liquidity requirements. The bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but generally includes residential and income-producing commercial properties.
  At December 31, 1995 and 1994, total commitments to extend credit were approximately $25.8 million and $21.0 million, respectively, and were to the banks' normal customer base.
  The Company may write call options (obligations to sell a fixed quantity of securities at the holder's request at a stated price within a specified term) and put options (obligations to purchase a fixed quantity of securities at the holder's request at a stated price at a specified term) on securities in the available-for-sale category. The

--------------------------------------------------------------------------------
Company generally owns or has entered into, commitments to purchase the underlying securities for call options written. Gains from premiums on expired options totaled $60,000 and $106,000 during 1995 and 1994, respectively. No options contracts were outstanding at December 31, 1995 and 1994.
  The Company does not engage in interest-rate swap or financial futures transactions.

NOTE 12  FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Company in estimating the fair values of financial instruments:
  Cash and cash equivalents -- The carrying amounts reported in the consolidated balance sheets for cash and funds sold approximate those assets' fair values.
  Interest-bearing deposits -- The carrying amounts reported in the consolidated balance sheets approximate the fair values due to the short-term nature of such instruments.
  Securities -- Fair values for securities are based on quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.
  Loans receivable -- The fair values for certain mortgage loans are based on quoted market prices for loans with similar characteristics. Loans with no quoted prices are valued based on expected yields, expected maturity and credit quality adjusted for differences in loan characteristics. The carrying value of accrued interest approximates its fair value.
  Deposit liabilities -- The fair values for demand deposits, NOW accounts, savings accounts and certain money market accounts are, by definition, equal to the amount payable on demand at the reporting date, i.e., their carrying amounts. Fair values for certificates of deposit are estimated by comparing current interest rates to a schedule of aggregated expected maturities.
  Short-term borrowings -- The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings approximate their fair values due to the short-term nature of such instruments.
  Long-term debt -- The fair values of the Company's long-term debt approximates the carrying value as nearly all of the Company's long-term debt is priced at variable rates tied to changes in the prime rate of interest.
  Off-Balance Sheet Instruments -- Off-balance sheet instruments include commitments to extend credit and standby letters of credit. The fair value of such instruments is based on fees currently charged for similar arrangements in the marketplace, adjusted for changes in terms and credit risk as appropriate. The carrying value of unamortized fees was considered representative of the fair values of the related commitments, which were not considered significant as of December 31, 1995 and 1994.
  Comparative fair value information of financial assets and financial liabilities with respective carrying values at December 31, 1995 and 1994 was as follows:

                                                   1995                    1994
                                          ----------------------  ----------------------
                                          CARRYING      FAIR      CARRYING      FAIR
                                           AMOUNT       VALUE      AMOUNT       VALUE
----------------------------------------------------------------------------------------
                                                         ($ IN THOUSANDS)
FINANCIAL ASSETS
Cash and due from banks                   $  23,494   $  23,494   $  28,159   $  28,159
Interest-bearing deposits                       318         318         918         918
Funds sold                                      870         870         110         110
Securities available-for-sale                96,736      96,736      83,641      83,641
Securities                                       --          --      14,662      14,143
Mortgage-backed securities
  available-for-sale                         76,363      76,363      55,069      55,069
Mortgage-backed securities                       --          --       8,796       8,263
Loans, net                                  303,656     303,910     307,567     306,532
Other assets                                  8,680       8,680      10,185      10,185
----------------------------------------------------------------------------------------
FINANCIAL LIABILITIES
Deposits                                    421,585     422,122     414,813     406,581
Funds purchased                               1,240       1,240      12,150      12,150
Short-term borrowings                        39,232      39,232      49,485      49,485
Long-term debt                                1,050       1,050       1,164       1,164
Other liabilities                             7,657       7,657       1,776       1,776
----------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTE 13  PARENT COMPANY ONLY FINANCIAL STATEMENTS

                                                                 DECEMBER 31,
PARENT COMPANY                                                -------------------
BALANCE SHEETS                                                  1995       1994
---------------------------------------------------------------------------------
                                                               ($ IN THOUSANDS)
ASSETS
Cash on Deposit at Subsidiary Banks                           $  1,422   $ 11,115
Securities (1)(2)                                                3,582      6,902
Investment In Capital Stock of Subsidiaries Stated on the
  Basis of the
  Company's Equity in Subsidiaries' Capital Accounts:
    Banks (3)(4)                                                52,976     41,677
    Nonbanks                                                       959        954
Goodwill and Intangible Assets                                  10,223     10,913
Other Assets                                                     2,010      1,702
---------------------------------------------------------------------------------
      Total Assets                                            $ 71,172   $ 73,263
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
LIABILITIES
Other Liabilities                                             $    287   $    301
Short-term Borrowings (Note 10)                                  3,250     16,510
---------------------------------------------------------------------------------
  Total Liabilities                                              3,537     16,811
---------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY (NOTE 2)
Preferred Stock, $1 par value, 25,000,000 shares authorized;
  none issued                                                       --         --
Common Stock, $1 par value, 50,000,000 shares authorized;
  12,648,943 shares issued, 12,611,622 shares outstanding at
  December 31, 1995 and
  12,621,877 shares issued and outstanding at December 31,
  1994                                                          12,649     12,622
Additional Paid-In Capital                                      34,749     34,520
Retained Earnings                                               18,460     13,311
  Less: Treasury Stock, at cost, 33,927 shares                    (348)        --
Unrealized Gains (Losses) on Securities, net                     2,125     (4,001)
---------------------------------------------------------------------------------
      Total Stockholders' Equity                                67,635     56,452
---------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                    $ 71,172   $ 73,263
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
(1)  Includes unrealized gains (losses) on securities
     available-for-sale, net                                  $    293   $   (391)
(2)  Includes unrealized gains (losses) on mortgage-backed
     securities available-for-sale, net                             --       (143)
(3)  Includes unrealized gains (losses) on securities
     available-for-sale, net                                     2,156     (3,750)
(4)  Includes unrealized gains (losses) on mortgage-backed
     securities available-for-sale, net                            977     (1,982)

                                                              YEAR ENDED DECEMBER 31,
PARENT COMPANY                                                -----------------------
STATEMENTS OF INCOME                                           1995    1994     1993
-------------------------------------------------------------------------------------
                                                                 ($ IN THOUSANDS)
INCOME
  Dividends From Subsidiary Banks                             $4,450  $13,500  $3,123
  Interest Income                                                596      550     598
  Gain on Sale of Databank South, Inc.                            --      119      67
  Gain on Sales of Investments in Other Financial
    Institutions                                                 155       --     117
  Gain on Sales of Securities, net                                16       --     250
  Other Income                                                     6       31       2
-------------------------------------------------------------------------------------
      Total Income                                             5,223   14,200   4,157
-------------------------------------------------------------------------------------
EXPENSES
  Interest on Short-Term Borrowings                              632      465     246
  Amortization of Goodwill                                       719      281     134
  Other Expense                                                  581      512     375
-------------------------------------------------------------------------------------
    Total Expenses                                             1,932    1,258     755
-------------------------------------------------------------------------------------
Income Before Income Tax Benefit and Equity in Undistributed
  Earnings
  (Distributions in Excess of Earnings) of Subsidiaries        3,291   12,942   3,402
Income Tax Benefit (Provision)                                   175      121    (167)
-------------------------------------------------------------------------------------
Income Before Equity in Undistributed Earnings
  (Distributions in Excess of Earnings) of Subsidiaries        3,466   13,063   3,235
-------------------------------------------------------------------------------------
Equity in Undistributed Earnings (Distributions in Excess of
  Earnings) of Subsidiaries
  Banks                                                        5,691   (5,546)  4,612
  Nonbanks                                                         5       23      22
-------------------------------------------------------------------------------------
    Total Equity in Undistributed Earnings (Distributions in
     Excess of Earnings) of Subsidiaries                       5,696   (5,523)  4,634
-------------------------------------------------------------------------------------
Net Income                                                    $9,162  $ 7,540  $7,869
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                                         YEAR ENDED DECEMBER 31,
PARENT COMPANY                                                          --------------------------
STATEMENTS OF CASH FLOWS                                                  1995     1994     1993
--------------------------------------------------------------------------------------------------
                                                                             ($ IN THOUSANDS)
(Decrease) Increase in Cash and Cash Equivalents
  Cash Flows From Operating Activities
    Dividends From Subsidiary Banks                                     $  4,450  $13,500  $ 3,123
    Interest Income                                                          641      543      582
    Other Income                                                               6       30        2
    Interest on Short-Term Borrowings                                       (710)    (370)    (272)
    Other Expense                                                           (531)    (589)    (214)
    Income Taxes Paid                                                     (4,565)  (3,322)  (4,642)
    Income Tax Refunds Received                                              935      479       --
    Income Tax Payments Received From Subsidiaries                         2,867    2,198    3,893
--------------------------------------------------------------------------------------------------
      Net Cash Provided By Operating Activities                            3,093   12,469    2,472
--------------------------------------------------------------------------------------------------
  Cash Flows From Investing Activities
    Consideration Paid for Citizens Bank & Trust                              --   (9,275)      --
    Consideration Paid for Jefferson Bancshares, Inc.                         --   (1,358)      --
    Proceeds From Sales of Securities                                         --       --    4,337
    Purchases of Securities                                                   --       --   (3,990)
    Proceeds From Sales of Investments in Other Institutions                 678       --      882
    Proceeds From Principal Collections of Mortgage-Backed Securities
     Available-For-Sale                                                      162      193       --
    Proceeds From Sales of Securities Available-For-Sale                   4,010       --       --
    Proceeds From Principal Collections of Mortgage-Backed Securities         --       --      375
    Proceeds From Sale of Databank South, Inc.                                --      445      253
    Purchases of Premises and Equipment                                       (1)      --       (2)
    Purchases of Investments in Other Financial Institutions                (298)      --       --
    Other, net                                                                28      294      127
--------------------------------------------------------------------------------------------------
        Net Cash Provided By (Used In) Investing Activities                4,579   (9,701)   1,982
--------------------------------------------------------------------------------------------------
  Cash Flows From Financing Activities
    Cash Dividends Paid                                                   (4,013)  (3,319)  (2,649)
    Net (Decrease) Increase in Short-Term Borrowings                     (13,260)   8,973     (441)
    Issuance of Common Stock Through Dividend Reinvestment Plan              256      353      565
    Purchase of and Retirement of Common Stock                              (348)      --       --
    Exercise of Stock Options From Acquired Company                           --       88       --
    Purchase of Fractional Shares                                             --       (8)      (8)
--------------------------------------------------------------------------------------------------
        Net Cash (Used In) Provided By Financing Activities              (17,365)   6,087   (2,533)
--------------------------------------------------------------------------------------------------
        Net (Decrease) Increase in Cash and Cash Equivalents              (9,693)   8,855    1,921
Cash and Cash Equivalents at Beginning of Year                            11,115    2,260      339
--------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                $  1,422  $11,115  $ 2,260
--------------------------------------------------------------------------------------------------
Net Income                                                              $  9,162  $ 7,540  $ 7,869
--------------------------------------------------------------------------------------------------
Adjustments to Reconcile Net Income to Net Cash Provided By Operating
  Activities
    (Equity in Undistributed Earnings) Distributions in Excess of
     Earnings of Subsidiaries                                             (5,696)   5,523   (4,634)
    Depreciation and Amortization                                            733      320      166
    Gain on Sales of Securities, net                                         (16)      --     (250)
    Deferred Tax Benefit                                                     (99)    (197)      (8)
    Decrease (Increase) in Interest Receivable                                47       --      (14)
    Decrease in Other Assets                                                 100       --       --
    (Decrease) Increase in Interest Payable                                  (78)      95      (26)
    Increase (Decrease) in Accrued Expenses Payable                          (66)    (124)     177
    Increase in Due From Affiliates, net                                    (938)    (569)    (624)
    Gain On Sale of Databank South, Inc.                                      --     (119)     (67)
    Gain On Sales of Investments in Other Financial Institutions            (155)      --     (117)
--------------------------------------------------------------------------------------------------
      Total Adjustments                                                   (6,121)   4,929   (5,397)
--------------------------------------------------------------------------------------------------
Net Cash Provided By Operating Activities                               $  3,093  $12,469  $ 2,472
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE STOCKHOLDERS OF
ALLIED BANKSHARES, INC.:

  We have audited the accompanying consolidated balance sheets of ALLIED BANKSHARES, INC. (a Georgia corporation) AND SUBSIDIARIES as of December 31, 1995 and 1994 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Allied Bankshares, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

January 31, 1996
Atlanta, Georgia

--------------------------------------------------------------------------------

1995 FORM 10-K

Securities and Exchange Commission
Washington, D.C. 20549
Annual Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934
For the Fiscal Year Ended December 31, 1995
Commission File Number 0-15518

                            ALLIED BANKSHARES, INC.
Incorporated in the State of Georgia
I.R.S. Employer Identification
    Number 58-1599653
Address: 149 Main Street
Thomson, Georgia 30824
Telephone: (706) 595-9500

Securities Registered Pursuant to Section 12(g) of the Act: Common Stock -- $1.00 par value
  As of January 31, 1996, Allied Bankshares, Inc. had 12,611,622 shares of common stock outstanding.
  Allied (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and
(2) has been subject to such filing requirements for the past 90 days.
  The aggregate market value of Allied common stock held by non-affiliates on January 31, 1996, was approximately $83.6 million.

DOCUMENTS INCORPORATED BY REFERENCE
Part III information is incorporated herein by reference pursuant to Instruction G of Form 10-K. Allied has filed a definitive Proxy Statement with the Commission.

FORM 10-K CROSS REFERENCE INDEX
Certain information required by Form 10-K is incorporated by reference from the Allied Bankshares, Inc. Annual Report to Shareholders as indicated below. Except for parts of the Allied Annual Report expressly incorporated herein by reference, this Annual Report is not to be deemed filed with the Securities and Exchange Commission.

PART I                                                                               PAGE
Item  1 Business..............................................................        1-3
Item  2 Properties............................................................         21
Item  3 Legal Proceedings.....................................................         21
Item  4 Not Applicable
PART II
Item  5 Market Price of and Dividends on the Registrant's Common Equity and
       Related Stockholder Matters...........................................  4,13,18,23
Item  6 Selected Consolidated Financial and Other Data........................          4
Item  7 Management's Discussion and Analysis of Financial Condition and
       Results of Operations.................................................        5-23
Item  8 Financial Statements and Supplemental Data............................   22,24-41
Item  9 Not Applicable
PART III
Item 10 Directors and Executive Officers of the Registrant....................          *
Item 11 Executive Compensation................................................          *
Item 12 Security Ownership of Certain Beneficial Owners and Management........          *
Item 13 Certain Relationships and Related Transactions........................          *
PART IV
Item 14 Exhibits, Financial Statement Schedules and Reports on Form 8-K.......         43

* Part III information is incorporated herein by reference pursuant to Instruction G of Form 10-K. Allied has filed a definitive Proxy Statement with the Commission.
----------------------------------------------
Certain statistical data required by the Securities and Exchange Commission are included on pages 4-22.
----------------------------------------------

--------------------------------------------------------------------------------

EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K
Financial Statements Filed. See Consolidated Financial Statements on pages 24 through 41 of this Annual Report and Form 10-K.
  All financial statement schedules are omitted because the data are either not applicable or are discussed in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial statements or related footnotes.
  The Company's significant subsidiaries (as defined) are Allied Bank of Georgia, Thomson, Georgia, Bank of Morgan County, Rutledge, Georgia, and Bank of Millen, Millen, Georgia.
  The Company's Articles of Incorporation, Bylaws and certain other documents are filed as Exhibits to this Report or incorporated by reference herein pursuant to the Securities Exchange Act of 1934. Shareholders may obtain the list of such Exhibits and copies of such documents upon request to: Secretary, Allied Bankshares, Inc., P.O. Box 1020, Thomson, Georgia 30824. A copying fee will be charged for the Exhibits.

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf on March 11, 1996, by the undersigned, thereunto duly authorized.

   Allied Bankshares, Inc.
   (Registrant)

   Boone A. Knox
   Chairman of the Board of Directors
   and Chief Executive Officer

  Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed on March 11, 1995 by the following persons on behalf of the Registrant and in the capacities indicated.

   Boone A. Knox
   Chairman of the Board of Directors
   and Chief Executive Officer
   (Principal Executive Officer)

   Ben O. Howell, Jr.
   Chief Financial Officer
   (Principal Financial and Accounting Officer)

DIRECTORS

Boone A. Knox                 Brooks Pennington, III
Robert E. Knox, Jr.           James H. Rigsby, Jr.
John W. Lee                   Jack B. Smith
Brooks Pennington             James E. Wilson, Jr.

--------------------------------------------------------------------------------

BOARDS OF DIRECTORS AND SENIOR MANAGEMENT

ALLIED
BANKSHARES, INC.

BOARD OF DIRECTORS

BOONE A. KNOX
Chairman of the Board and Chief Executive Officer
Allied Bankshares, Inc.
Thomson, Georgia

ROBERT E. KNOX, JR.
Partner
Knox & Swan
Attorneys-at-Law
Thomson, Georgia

JOHN W. LEE
Retired President and
Chief Operating Officer
GIW Industries, Inc.
Grovetown, Georgia

BROOKS PENNINGTON
Chairman of the Board
Pennington Seed, Inc.
Madison, Georgia

BROOKS PENNINGTON, III
President and
General Counsel
Pennington Seed, Inc.
Madison, Georgia

JAMES H. RIGSBY, JR.
President and
Chief Operating Officer
Allied Bankshares, Inc.
Thomson, Georgia

JACK B. SMITH
Retired - Chairman
Hoover Treated Wood Products
Thomson, Georgia

JAMES E. WILSON, JR.
Vice President
Wilson Homes, Inc.
Thomson, Georgia

SENIOR MANAGEMENT

BOONE A. KNOX
Chairman of the Board and Chief Executive Officer

JAMES H. RIGSBY, JR.
President and
Chief Operating Officer

W. TATTNALL THOMPSON, IV
Vice President

BEN O. HOWELL, JR.
Secretary/Treasurer and
Chief Financial Officer

ALLIED BANK OF GEORGIA

BOARD OF DIRECTORS

CHARLES G. CAYE, JR.
President
W. C. Caye & Co.
Atlanta, Georgia

EDGAR D. CLARY, III
President
Clary Construction Co.
Harlem, Georgia

JOE H. COLLINS
Former President
Fairfield Financial Corporation
Martinez, Georgia

B. J. CUNNINGHAM
Retired - Military Civil Service
Harlem, Georgia

LLOYD DEFOOR
Realtor
Harlem, Georgia

MICHAEL B. DUDLEY
Owner
Secretary/Treasurer
R. A. Dudley Nurseries, Inc.
Thomson, Georgia

JOHN G. HOWELL
Retired
Thomson, Georgia

DR. CARROLL HUGHES
Dentist
Thomson, Georgia

THOMAS T. JOHNSON
Pharmacist
Hephzibah Pharmacy
Hephzibah, Georgia

BOONE A. KNOX
Chairman of the Board and Chief Executive Officer
Allied Bankshares, Inc.
Thomson, Georgia

JEFFERSON B. A. KNOX
Division President
Allied Bank of Georgia
Martinez, Georgia

ROBERT E. KNOX, JR.
Partner
Knox & Swan
Attorneys-at-Law
Thomson, Georgia

DONALD E. MCCORKLE
President
McCorkle Nurseries, Inc.
Dearing, Georgia

HENRY G. NEAL
Retired - Executive Secretary
Board of Regents
University System of Georgia

B. DEWAYNE PATRICK
City Administrator
City of Thomson
Thomson, Georgia

J. DOUGLAS PENTECOST
Division President
Allied Bank of Georgia
Thomson, Georgia

J. ROBERT RICHARDS, SR.
President
Richards Motors, Inc.
Augusta, Georgia

JAMES H. RIGSBY, JR.
President and
Chief Operating Officer
Allied Bankshares, Inc.
Thomson, Georgia

CAREY TANKERSLY, JR.
Insurance Agent
Harlem, Georgia

W. TATTNALL THOMPSON, IV
Executive Vice President
Allied Bank of Georgia
Thomson, Georgia

MAYDEAN H. WELLS
Accounting Manager
Southern Roofing & Insulating Co.
Hephzibah, Georgia

SENIOR MANAGEMENT

BOONE A. KNOX
Chairman of the Board

JAMES H. RIGSBY, JR.
President and
Chief Executive Officer

W. TATTNALL THOMPSON, IV
Executive Vice President

DIVISION PRESIDENTS

OWEN J. CRICKENBERGER
Richmond Division

JEFFERSON B. A. KNOX
Columbia Division

ISSAC J. MULLING
Jefferson Division

JAMES D. PENTECOST
McDuffie Division

SENIOR VICE PRESIDENTS

REMER Y. BRINSON, III

JACKIE S. BROOKS

WALTER H. MASSINGALE

KENNETH L. USRY

BANK OF MILLEN

BOARD OF DIRECTORS

HAROLD N. BRANTLEY
Retired
Millen, Georgia

ROBERT A. MCMILLAN
Owner
Millen Fish Company
Millen, Georgia

JOHN W. NEWTON
Farmer
Millen, Georgia

KIRK B. ROCKER
President
Bank of Millen

WATSON W. ROCKER
Past President
Bank of Millen
Millen, Georgia

ROBERT G. STEPHENS
Retired
Millen, Georgia

W. TATTNALL THOMPSON, IV
Vice President
Allied Bankshares, Inc.
Thomson, Georgia

ERNEST M. THORNE, JR.
Chairman of the Board
Bank of Millen
President
Millen Fertilizer Sales, Inc.
Millen, Georgia

LAMAR WILSON
Retired
Millen, Georgia

SENIOR MANAGEMENT

KIRK B. ROCKER
President

--------------------------------------------------------------------------------

BANK OF MORGAN COUNTY

BOARD OF DIRECTORS

NORRIS BRYANS
Farmer and Investor
Newborn, Georgia

JUDY GILBERT
Real Estate Agent
Baldwin Realty
Madison, Georgia

HUBERT G. HERNDON, JR.
President
Bank of Morgan County
Madison, Georgia

CHARLES W. MERRITT, JR.
Attorney
Madison, Georgia

W. MICHAEL NABORS
Real Estate Agent
Madison, Georgia

BROOKS PENNINGTON
Chairman of the Board
Pennington Seed, Inc.
Madison, Georgia

BROOKS PENNINGTON, III
Chairman of the Board
Bank of Morgan County
President and
General Counsel
Pennington Seed, Inc.
Madison, Georgia

W. GRAHAM PONDER
Newspaper Publisher
THE MADISONIAN
Madison, Georgia

ROBERT SERVICE
Owner
State Farm Insurance Agency
Madison, Georgia

W. BONNY SHEPHERD
Farmer
Rutledge, Georgia

W. TATTNALL THOMPSON, IV
Vice President
Allied Bankshares, Inc.
Thomson, Georgia

SENIOR MANAGEMENT

HUBERT G. HERNDON, JR.
President

WILLIAM E. OXFORD
Executive Vice President

KNOX MORTGAGE COMPANY

BOARD OF DIRECTORS

BOONE A. KNOX
Chairman and
Chief Executive Officer
Knox Mortgage Company

ANDREW H. KNOX
President
Watson & Knox, Inc.
Real Estate and Insurance

DONALD T. MCNEILL
President
Knox Mortgage Company

JAMES H. RIGSBY, JR.
President and
Chief Operating Officer
Allied Bankshares, Inc.

W. TATTNALL THOMPSON, IV
Vice President
Allied Bankshares, Inc.

SENIOR MANAGEMENT

BOONE A. KNOX
Chairman and
Chief Executive Officer

DONALD T. MCNEILL
President

STEPHEN O. GRIFFIN
Senior Vice President

JOHN A. ROX, III
Executive Vice President

CORPORATE INFORMATION

CORPORATE HEADQUARTERS:
Allied Bankshares, Inc.
P.O. Box 1020
149 Main Street
Thomson, Georgia 30824
(706) 595-9500

TRANSFER AGENT AND REGISTRAR
American Stock Transfer & Trust Company
40 Wall Street
New York, NY 10005
(212) 936-5100

INDEPENDENT PUBLIC ACCOUNTANTS
Arthur Andersen LLP
Atlanta, GA

LEGAL COUNSEL
Kilpatrick & Cody
Atlanta, Georgia

Hull, Towill, Norman & Barrett
Augusta, Georgia

Knox & Swan
Thomson, Georgia

COMMON STOCK LISTING
Traded on the NASDAQ
National Market System
Stock Symbol: ABGA

INVESTOR RELATIONS
Analysts, investors and
others seeking more
information should contact:
Ben O. Howell, Jr., Secretary
P. O. Box 1020
Thomson, Georgia 30824
(706) 595-1142

NOTICE OF ANNUAL MEETING
The Annual Meeting will be
held at 1:30 p.m.,
Tuesday, April 9, 1996,
Thomson-McDuffie County Library,
338 Main Street,
Thomson, Georgia

ALLIED BANKSHARES, INC.
P.O. Box 1020
Thomson, Georgia 30824
(404) 595-9500

                                                                              45